Filed Pursuant to Rule 424(b)(5)
Registration No. 333-221121

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the attached prospectus are not an offer to sell nor do they seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 14, 2018

PRELIMINARY PROSPECTUS SUPPLEMENT

(To Prospectus Dated October 25, 2017)

9,500,000 Shares

Carrizo Oil & Gas, Inc.

Common Stock

We are offering 9,500,000 shares of our common stock.

Our common stock is listed on the NASDAQ Global Select Market under the symbol “CRZO.” On August 13, 2018, the last reported sale price of our common stock on the NASDAQ Global Select Market was $23.68 per share.

Investing in our common stock involves risks. Please see “Risk Factors” on page S-10 of this prospectus supplement and on page 1 of the accompanying prospectus.

The underwriters have agreed to purchase the shares of common stock from us at a price of $                 per share, which will result in $                 million of net proceeds to us before expenses. The underwriters may offer the shares of common stock from time to time for sale in one or more transactions on the NASDAQ Global Select Market, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The shares of common stock are expected to be ready for delivery in New York, New York on or about August     , 2018.

Citigroup	Goldman Sachs & Co. LLC

August     , 2018

Prospectus Supplement

Prospectus

This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering of our common stock. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to this offering of common stock. We sometimes refer to the prospectus supplement and the accompanying prospectus, taken together, as “the prospectus.” If the information varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

This document is not a prospectus for the purposes of the European Union’s Directive 2003/71 (and any amendments thereto) as implemented in member states of the European Economic Area (the “Prospectus Directive”). This document has been prepared on the basis that all offers of shares offered hereby made to persons in the European Economic Area will be made pursuant to an exemption under the Prospectus Directive from the requirement to produce a prospectus in connection with offers of such shares.

The communication of this document and any other document or materials relating to the issue of any shares offered hereby is not being made, and none of such documents or materials have been approved, by an authorised

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person for the purposes of section 21 of the United Kingdom’s Financial Services and Markets Act 2000. Accordingly, such documents and materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom. The communication of such documents and materials as a financial promotion is only being made to those persons in the United Kingdom falling within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Financial Promotion Order”), or within Article 49(2)(a) to (d) of the Financial Promotion Order, or to any other persons to whom it may otherwise lawfully be made under the Financial Promotion Order (all such persons together being referred to as “relevant persons”). In the United Kingdom, the shares offered hereby are only available to, and any investment or investment activity to which this document relates will be engaged in only with, relevant persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

Neither we nor the underwriters have authorized anyone to provide you with any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement or the accompanying prospectus or in any free writing prospectus made available by us. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the underwriters are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume the information appearing in this prospectus supplement and the accompanying prospectus is accurate only as of the date on the cover of this prospectus supplement and the accompanying prospectus and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since that date.

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FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus, including the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, contain statements concerning our intentions, expectations, projections, assessments of risks, estimations, beliefs, plans or predictions for the future, objectives, goals, strategies, future events or performance and underlying assumptions and other statements that are not historical facts. These statements are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, among others, statements regarding:

•	our growth strategies;

•	our ability to explore for and develop oil and gas resources successfully and economically;

•	our estimates and forecasts of the timing, number, profitability and other results of wells we expect to drill and other exploration activities;

•	our estimates, guidance and forecasts, including those regarding timing and levels of production;

•	changes in working capital requirements, reserves, and acreage;

•	commodity price risk management activities and the impact on our average realized prices;

•	anticipated trends in our business;

•	availability of pipeline connections and water disposal on economic terms;

•	effects of competition on us;

•	our future results of operations;

•	profitability of drilling locations;

•

our liquidity and our ability to finance our exploration and development activities, including accessibility of borrowings under our revolving credit facility, our borrowing base, modification to financial covenants, and the result of any borrowing base redetermination;

•	our planned expenditures, prospects and capital expenditure plan;

•	future market conditions in the oil and gas industry;

•

our ability to make, integrate and develop acquisitions, including the Pending Acquisition (as described below), and realize any expected benefits or effects of any acquisitions or the timing, final purchase price or consummation of any acquisitions, including the Pending Acquisition;

•	our ability to consummate the Pending Acquisition;

•	results of the Devon Properties (as defined herein);

•	possible future divestitures or other disposition transactions and the proceeds, results or benefits of any such transactions, including the timing thereof;

•	the benefits, effects, availability of and results of new and existing joint ventures and sales transactions;

•	our ability to maintain a sound financial position;

•	our ability to complete planned transactions on desirable terms;

•	the impact of governmental regulation, taxes, market changes and world events; and

•	our use of proceeds and any benefits or effects thereof.

You generally can identify our forward-looking statements by the words “anticipate,” “believe,” budgeted,” “continue,” “could,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “objective,” “plan,” “potential,”

S-iii

“predict,” “projection,” “possible,” “scheduled,” “should,” “guidance” or other similar words. Such statements rely on assumptions and involve risks and uncertainties, many of which are beyond our control, including, but not limited to, those relating to a worldwide economic downturn, availability of financing, our dependence on our exploratory drilling activities, the volatility of and changes in oil and gas prices, the need to replace reserves depleted by production, impairments of proved oil and gas properties, operating risks of oil and gas operations, our dependence on our key personnel, factors that affect our ability to manage our growth and achieve our business strategy, results, delays and uncertainties that may be encountered in drilling, development or production, interpretations and impact of oil and gas reserve estimation and disclosure requirements, activities and approvals of our partners and parties with whom we have alliances, technological changes, capital requirements, the timing and amount of borrowing base determinations (including determinations by lenders) and availability under our revolving credit facility, evaluations of us by lenders under our revolving credit facility, waivers or amendments under our revolving credit facility in connection with acquisitions, other actions by lenders and holders of our capital stock, the potential impact of government regulations, including current and proposed legislation and regulations related to hydraulic fracturing, oil and natural gas drilling, air emissions and climate change, regulatory determinations, litigation, competition, the uncertainty of reserve information and future net revenue estimates, failure of the Pending Acquisition to close, failure to realize the anticipated benefits of any acquisition, including the Pending Acquisition, market conditions and other factors affecting our ability to pay dividends on or redeem the Preferred Stock (as defined herein), integration and other acquisition risks, exercise of third party purchase rights under area of mutual interest provisions under joint operating agreement, other factors affecting our ability to reach agreements or complete acquisitions or dispositions, actions by sellers and buyers, effects of purchase price adjustments, availability of equipment and crews, actions by midstream and other industry participants, weather, our ability to obtain permits and licenses, the results of audits and assessments, the failure to obtain certain bank and lease consents, the existence and resolution of title defects, new taxes and impact fees, delays, costs and difficulties relating to our joint ventures, actions by joint venture parties, results of exploration activities, the availability, market conditions and completion of land acquisitions and dispositions, costs of oilfield services, completion and connection of wells and other factors detailed in this prospectus and in our filings with the Securities and Exchange Commission (“SEC”).

We have based our forward-looking statements on our management’s beliefs and assumptions based on information available to our management at the time the statements are made. We caution you that assumptions, beliefs, expectations, intentions and projections about future events may and often do vary materially from actual results. Therefore, we cannot assure you that actual results will not differ materially from those expressed or implied by our forward-looking statements.

Some of the factors that could cause actual results to differ from those expressed or implied in forward-looking statements are described under “Risk Factors” and in other sections of this prospectus and described under “Risk Factors” and elsewhere in the documents that we incorporate by reference into this prospectus, including our Annual Report on Form 10-K for the year ended December 31, 2017, Quarterly Reports on Form 10-Q for the quarters ended March 31, 2018 and June 30, 2018, and in our other reports filed with the SEC, and all other documents incorporated by reference into this prospectus. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by reference to these risks and uncertainties. You should not place undue reliance on our forward-looking statements. Each forward-looking statement speaks only as of the date of the particular statement, and, except as required by law, we undertake no duty to update or revise any forward-looking statement.

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SUMMARY

This summary highlights selected information about us but does not contain all the information that may be important to you. This prospectus supplement includes specific terms of the offering and information about our business and financial data. You should read carefully this prospectus supplement and the accompanying prospectus, including the matters set forth under the caption “Risk Factors,” and the information incorporated by reference in this prospectus supplement and the accompanying prospectus before making an investment decision.

In this prospectus supplement, unless the context indicates otherwise, references to “Carrizo,” the “Company,” “we” and “us” refer to Carrizo Oil & Gas, Inc. and its subsidiaries. For more information about the industry terms used in this prospectus supplement, please read “Glossary of Certain Industry Terms” in our Annual Report on Form 10-K for the year ended December 31, 2017.

Our Company

Carrizo Oil & Gas, Inc. is a Houston-based energy company which, together with its subsidiaries, is actively engaged in the exploration, development, and production of crude oil, NGLs, and natural gas from resource plays located in the United States. Our current operations are principally focused in proven, producing oil and gas plays in the Eagle Ford Shale in South Texas and the Permian Basin in West Texas.

Our Business Strategy and Competitive Strengths

Our objective is to increase value through the execution of a business strategy focused on growth through the drill-bit complemented by opportunistic acquisitions of oil and gas properties, while maintaining a sound financial position. Key elements of our business strategy and competitive strengths which will support our efforts to successfully execute our business strategy include:

•

Pursue development of high-quality resource plays. We pursue a growth strategy in crude oil plays primarily driven by the attractive relative economics associated with our core positions. All of our 2018 drilling, completion, and infrastructure capital expenditure plan is currently directed towards opportunities that we believe are predominantly prospective for crude oil development. We follow a disciplined approach to drilling wells by applying proven horizontal drilling and hydraulic fracturing technology. Additionally, we rely on advanced technologies, such as 3-D seismic and micro-seismic analysis, to better define geologic risk and enhance the results of our drilling efforts. Our successful drilling program has significantly de-risked our acreage positions in key resource plays.

We continue to focus our capital program on resource plays where individual wells tend to have lower risk, such as our operations in the Eagle Ford and the Delaware Basin, two of the highest return plays in North America. Additionally, we continue to take advantage of opportunities to expand our core positions through leasehold acquisitions as evidenced by the Pending Acquisition described below, which is a bolt-on to our acquisition of oil and gas properties located in the Delaware Basin in Reeves and Ward Counties, Texas, which we acquired from ExL Petroleum Management, LLC and its affiliates in August 2017.

•

Operational efficiency and control. We emphasize efficiencies to lower our costs to find, develop and produce our oil and gas reserves. This includes concentrating on our core areas, which allows us to optimize drilling and completion techniques as well as benefit from economies of scale. In addition, as we operate a significant percentage of our properties as well as maintain a minimal level of drilling commitments in order to hold acreage, the majority of our capital expenditure plan is discretionary, allowing us the ability to reallocate or adjust the level of our spending in response to changes in market conditions.

As of December 31, 2017, we operated approximately 91% of the wells in the Eagle Ford and the Delaware Basin in which we held an interest. We held an average working interest of approximately 88% in these operated wells. Our significant operational control, as well as our manageable leasehold obligations, provides us with the flexibility to align capital expenditures with cash flow and control our costs as we transition to an advanced development mode in key plays. As a further result of our operational control, we are generally able to adjust drilling plans in response to changes in commodity prices.

•

Significant growth potential. Our management has continued to focus on high-quality resource plays by expanding positions and completing non-core asset sales. We have developed a significant inventory of future oil-focused drilling locations, primarily in our well-established positions in the Eagle Ford and the Delaware Basin.

•

Maintain our financial flexibility. We are committed to preserving our financial flexibility. We have historically funded our capital program with a combination of cash generated from operations, proceeds from the divestiture of assets, proceeds from sales of securities, borrowings under our revolving credit facility and proceeds, payments or carried interest from our joint ventures.

We maintain a financial profile that provides operational flexibility, and our capital structure provides us with the ability to execute our business plan. Our financial profile is designed to allow us to withstand prolonged periods of low commodity prices, but also provides the ability to accelerate activity as commodity prices recover. As of June 30, 2018, we had $485.0 million of outstanding borrowings under our revolving credit facility, with an elected commitment amount of $900.0 million and had no near-term debt maturities. We use commodity derivative instruments to reduce our exposure to commodity price volatility for a portion of our forecasted crude oil, NGL, and natural gas production and thereby seek to achieve a more predictable level of cash flows to support our capital expenditure program and fixed costs.

•

Experienced management and professional workforce. We have an experienced staff of oil and gas professionals, including geophysicists, petrophysicists, geologists, petroleum engineers, production and reservoir engineers and technical support staff. We believe our experience and expertise, particularly as they relate to successfully identifying and developing resource plays, is a competitive advantage.

We believe we have developed a technical advantage from our extensive experience drilling over 1,000 horizontal wells in various resource plays, which has allowed our management, technical staff, and field operations teams to gain significant experience in resource plays and create highly-efficient drilling and completion operations. We now leverage this advantage in our existing, as well as any prospective, shale trends. We plan to focus substantially all of our 2018 capital expenditures in the Eagle Ford and the Delaware Basin.

Recent Developments

Pending Acquisition

On August 13, 2018, our wholly-owned subsidiary Carrizo (Permian) LLC entered into a purchase and sale agreement (the “Devon Purchase Agreement”) with Devon Energy Production Company, L.P. (“Devon”), a subsidiary of Devon Energy Corporation, to acquire approximately 10,600 gross (9,600 net) acres located in the Delaware Basin in Reeves and Ward Counties, Texas (the “Devon Properties”), for an agreed upon price of $215.0 million, subject to purchase price adjustments, which relate to the net cash flows from an April 1, 2018 effective date to the closing date, as well as title and other customary adjustments (the “Pending Acquisition”). We paid $21.5 million as a deposit on August 13, 2018, which leaves a balance of $193.5 million remaining, subject to adjustments discussed above. We currently expect the Pending Acquisition to close early in the fourth quarter of 2018, subject to satisfaction of specified closing conditions. The Devon Purchase Agreement contains customary representations, warranties and covenants and also includes indemnification provisions under which the parties have agreed to indemnify each other against certain liabilities. Under one of our existing joint operating agreements (the “JOA”) covering acreage in the vicinity of the Devon Properties, the other party to the JOA has a right to purchase a 20% interest in approximately 83% of the total acres within the Devon Properties acquired by us at a price based on our cost to acquire such Devon Properties. This right is exercisable for a 30-day period after we deliver a specified notice upon the closing of the Pending Acquisition. See “Risk Factors—Risks Related to the Pending Acquisition—We are subject to a preferential right provision under a joint operating agreement covering a portion of the Devon Properties.” All information in this prospectus supplement assumes that such right is not exercised.

We currently estimate that the Devon Properties may contain over 100 drilling locations in Wolfcamp A, Upper Wolfcamp B and Lower Wolfcamp B of the Wolfcamp Formation, and upside development potential in other targets within the Wolfcamp and the Bone Springs Formations. A significant portion of the acreage is contiguous to existing Carrizo acreage, which we believe provides us with operational synergies as it relates to infrastructure, surface use and well configuration. Based on information provided by the seller, we estimate that net production from the Devon Properties during the month of July 2018 averaged approximately 2,500 Boe/d (60% oil) from 24 gross (23 net) wells. Devon is the operator with respect to 90% of the acreage associated with the Devon Properties, and they hold an approximately 90% average working interest and approximately 71% average net revenue interest across the Devon Properties. Approximately 94% of the acreage is held by production, and we do not anticipate any significant drilling requirements to hold the remaining acreage through the primary term.

We intend to finance the purchase price for the Pending Acquisition that is due at closing, subject to market conditions and other factors, with net proceeds from this offering. Pending the closing of the Pending Acquisition, we intend to use the net proceeds from this offering to reduce borrowings under our revolving credit facility. Please see “Use of Proceeds.” There can be no assurance that we will acquire the Devon Properties on the terms described herein or at all. The closing of this offering is not conditioned on the consummation of the Pending Acquisition, and the consummation of the Pending Acquisition is not conditioned upon the successful completion of this offering. Please see “Risk Factors—Risks Related to the Pending Acquisition.”

Hedging Update

We use commodity derivative instruments to reduce our exposure to commodity price volatility for a portion of our forecasted production and thereby achieve a more predictable level of cash flows to support our capital expenditure program and fixed costs. The following table sets forth a summary of the crude oil derivative positions at the weighted average contract prices that have been entered into subsequent to June 30, 2018 through August 10, 2018, including those that were disclosed in “Note 14. Subsequent Events” in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2018.

Period	Type of Contract	Index(1)	Volumes (Bbls/d)	Fixed Price ($/Bbl)
2019
Q1	Basis Swaps	Midland WTI-Cushing WTI	2,500	($6.94)
Q2	Basis Swaps	Midland WTI-Cushing WTI	3,000	(6.94)
Q3	Basis Swaps	Midland WTI-Cushing WTI	3,500	(6.94)
Q4	Basis Swaps	Midland WTI-Cushing WTI	5,000	(4.00)
2020
Q1	Basis Swaps	Midland WTI-Cushing WTI	5,000	(1.90)
Q3	Basis Swaps	Midland WTI-Cushing WTI	1,000	(1.10)

(1)	The index price paid under these basis swaps is Midland WTI and the index price received is Cushing WTI less the fixed price differential.

Corporate Information

Our principal executive offices are located at 500 Dallas Street, Suite 2300, Houston, Texas 77002, and our telephone number at that location is (713) 328-1000. Information contained on our website, http://www.carrizo.com, is not part of this prospectus.

The Offering

Issuer	Carrizo Oil & Gas, Inc.

Common Stock Offered by Us	9,500,000 shares.

Common Stock Outstanding After the Offering	91,614,492 shares(a).

Use of Proceeds	We intend to use the net proceeds from this offering to fund the purchase price for the Pending Acquisition that is due at closing, and for general corporate purposes, including funding future potential acquisitions or a portion of our 2018 capital expenditure plan. Pending the application of the net proceeds in the manner set forth above, we intend to use the net proceeds from this offering to reduce borrowings under our revolving credit facility, including repaying the borrowings used for the $21.5 million deposit on the purchase price for the Pending Acquisition. If the Pending Acquisition is not consummated, we intend to use the net proceeds from this offering for general corporate purposes, including funding future potential acquisitions or a portion of our 2018 capital expenditure plan. Please see “Summary—Recent Developments—Pending Acquisition” and “Risk Factors—Risks Related to the Pending Acquisition.”

NASDAQ Global Select Market Symbol	“CRZO”

Conflicts of Interest	We intend to use a portion of the net proceeds of this offering to repay indebtedness owed by us under our revolving credit facility. See “Use of Proceeds.” Affiliates of the underwriters are lenders under our revolving credit facility and, as a result, may receive a portion of the net proceeds of this offering. Because affiliates of the underwriters may receive more than 5% of the net proceeds in this offering, such underwriters are deemed to have a “conflict of interest” under Rule 5121 of the Financial Industry Regulatory Authority, Inc., or FINRA. Accordingly, this offering is being conducted in accordance with FINRA Rule 5121. For more information, see “Underwriting (Conflicts of Interest)—Conflicts of Interest.”

Risk Factors	You should consider carefully the “Risk Factors” on page S-10 of this prospectus supplement and page 1 of the accompanying prospectus and in our other filings with the SEC before making an investment in our common stock.

(a)	The number of shares of our common stock that will be outstanding after this offering set forth above is based on the actual number of shares outstanding as of August 13, 2018, which was 82,114,492 shares, and the sale of shares of common stock in this offering.

Except as otherwise noted, we have presented the information in this prospectus supplement assuming no vesting of restricted stock units, no exercise of warrants (including those issued in the August 2017 private placement of shares of our 8.875% redeemable preferred stock, par value $0.01 per share (the “Preferred Stock”) and warrants (the “Warrants”) for shares of our common stock (the “preferred stock and warrants issuance”)) and no issuance of shares of our common stock that we may use to pay dividends on the Preferred Stock issued in such preferred stock and warrants issuance or may, at our election, use to make specified redemption payments with respect to such Preferred Stock.

Summary Historical Consolidated Financial Data

The summary historical consolidated financial data set forth below as of and for each of the three years ended December 31, 2017, 2016 and 2015 have been derived from our audited consolidated financial statements incorporated by reference herein. The summary historical consolidated financial data set forth below as of and for each of the six-month periods ended June 30, 2018 and 2017 have been derived from our unaudited consolidated financial statements incorporated by reference herein. The summary consolidated financial data are qualified in their entirety by and should be read in conjunction with our consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the year ended December 31, 2017 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2018, each of which is incorporated by reference into this prospectus supplement. Historical results are not necessarily indicative of results that may be expected for any future period.

	Years Ended December 31,			Six Months Ended June 30,
	2017	2016	2015	2018	2017
	(In thousands, except per share amounts)
				(unaudited)
Statements of Operations:
Revenues:
Crude oil	$633,233	$378,073	$376,094	$424,717	$270,898
Natural gas liquids	47,405	22,428	15,608	38,171	15,211
Natural gas	65,250	43,093	37,501	26,365	31,729

Total revenues	745,888	443,594	429,203	489,253	317,838

Costs and Expenses:
Lease operating	139,854	98,717	90,052	74,424	65,893
Production taxes	32,509	19,046	17,683	23,062	13,351
Ad valorem taxes	7,267	5,559	9,255	5,613	4,040
Depreciation, depletion and amortization	262,589	213,962	300,035	136,897	113,454
General and administrative, net	66,229	74,972	67,224	45,557	33,299
(Gain) loss on derivatives, net	59,103	49,073	(99,261)	97,310	(51,381)
Interest expense, net	80,870	79,403	69,195	31,116	41,677
Impairment of proved oil and gas properties	—	576,540	1,224,367	—	—
Loss on extinguishment of debt	4,170	—	38,137	8,676	—
Other expense, net	2,157	1,796	11,276	2,995	1,178

Total costs and expenses	654,748	1,119,068	1,727,963	425,650	221,511

Income (Loss) From Continuing Operations Before Income Taxes	91,140	(675,474)	(1,298,760)	63,603	96,327
Income tax (expense) benefit	(4,030)	—	140,875	(802)	—

Income (Loss) From Continuing Operations	$87,110	($675,474)	($1,157,885)	$62,801	$96,327
Income From Discontinued Operations, Net of Income Taxes	—	—	2,731	—	—

Net Income (Loss)	$87,110	($675,474)	($1,155,154)	$62,801	$96,327
Dividends on preferred stock	(7,781)	—	—	(9,337)	—
Accretion on preferred stock	(862)	—	—	(1,493)	—
Loss on redemption of preferred stock	—	—	—	(7,133)	—

Net Income (Loss) Attributable to Common Shareholders	$78,467	($675,474)	($1,155,154)	$44,838	$96,327

Net Income (Loss) Attributable to Common Shareholders Per Common Share:
Basic	$1.07	($11.27)	($22.45)	$0.55	$1.47
Diluted	$1.06	($11.27)	($22.45)	$0.54	$1.46
Weighted Average Common Shares Outstanding:
Basic	73,421	59,932	51,457	81,802	65,479
Diluted	73,993	59,932	51,457	83,240	65,866

	Years Ended December 31,			Six Months Ended June 30,
	2017	2016	2015	2018	2017
	(In thousands)
				(unaudited)
Statements of Cash Flows Information:
Net cash provided by operating activities from continuing operations	$422,981	$272,768	$378,735	$275,872	$179,155
Net cash used in investing activities from continuing operations	(1,159,452)	(619,832)	(673,376)	(85,946)	(366,436)
Net cash provided by (used in) financing activities from continuing operations	741,817	308,340	330,767	(197,367)	185,315
Other Information:
Adjusted EBITDA(1)	523,086	399,500	455,079	315,335	206,109

	Years Ended December 31,			Six Months Ended June 30,
	2017	2016	2015	2018	2017
	(In thousands)
				(unaudited)
Balance Sheet Information:
Working capital (deficit)	($249,944)	($138,971)	($50,636)	($371,026)	($163,662)
Total assets(2)	2,778,304	1,626,327	2,007,246	2,721,839	1,963,819
Long-term debt(2)	1,629,209	1,325,418	1,236,017	1,502,307	1,521,986
Preferred stock	214,262	—	—	172,858	—
Total shareholders’ equity	370,897	23,458	444,054	426,468	131,831

(1)	Adjusted EBITDA is a non-GAAP financial measure that is defined and reconciled to its most directly comparable GAAP measure, net income (loss) attributable to common shareholders under “—Non-GAAP Financial Measure” below.
(2)	Effective January 1, 2016, we adopted Accounting Standards Updates 2015-03 and 2015-15 requiring debt issuance costs associated with our senior notes to be presented as a direct deduction from the related debt rather than an asset. As a result, prior period amounts have been reclassified to conform to the current presentation.

Non-GAAP Financial Measure

Adjusted EBITDA is a non-GAAP financial measure that excludes certain items that are included in net income (loss) attributable to common shareholders, the most directly comparable GAAP financial measure. Items excluded are interest, income taxes, depreciation, depletion and amortization, dividends and accretion on preferred stock and items that we believe affect the comparability of operating results such as items whose timing and/or amount cannot be reasonably estimated or are non-recurring.

Adjusted EBITDA is presented because management believes it provides useful additional information to investors and analysts, for analysis of our financial and operating performance on a recurring basis and our ability to internally generate funds for exploration and development, and to service debt. In addition, management believes that adjusted EBITDA is widely used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the oil and gas exploration and production industry.

Adjusted EBITDA should not be considered in isolation or as a substitute for net income (loss) attributable to common shareholders, net cash provided by operating activities from continuing operations, or any other measure of a company’s profitability or liquidity presented in accordance with GAAP. A reconciliation of net income (loss) attributable to common shareholders to adjusted EBITDA to net cash provided by operating activities from continuing operations is presented below. Because adjusted EBITDA excludes some, but not all, items that affect net income (loss) attributable to common shareholders, our calculations of adjusted EBITDA may not be comparable to similarly titled measures of other companies.

	Years Ended December 31,			Six Months Ended June 30,
	2017	2016	2015	2018	2017
	(In thousands)
				(unaudited)
Net Income (Loss) Attributable to Common Shareholders (GAAP)	$78,467	($675,474)	($1,155,154)	$44,838	$96,327
Dividends on preferred stock	7,781	—	—	9,337	—
Accretion on preferred stock	862	—	—	1,493	—
Loss on redemption of preferred stock	—	—	—	7,133	—
Income from discontinued operations, net of income taxes	—	—	(2,731)	—	—
Income tax (benefit) expense	4,030	—	(140,875)	802	—
Depreciation, depletion and amortization	262,589	213,962	300,035	136,897	113,454
Interest expense, net	80,870	79,403	69,195	31,116	41,677
(Gain) loss on derivatives, net	59,103	49,073	(99,261)	97,310	(51,381)
Cash (paid) received for derivative settlements, net	7,773	119,369	194,296	(38,448)	1,258
Non-cash general and administrative, net	15,284	36,009	15,794	10,724	3,596
Impairment of proved oil and gas properties	—	576,540	1,224,367	—	—
Loss on extinguishment of debt	4,170	—	38,137	8,676	—
Non-recurring and other expense, net	2,157	618	11,276	5,457	1,178

Adjusted EBITDA (Non-GAAP)	$523,086	$399,500	$455,079	$315,335	$206,109

Cash interest expense, net	(77,213)	(75,231)	(64,906)	(29,853)	(39,603)
Dividends on preferred stock	(7,781)	—	—	(9,337)	—
Changes in components of working capital and other	(15,111)	(51,501)	(11,438)	(273)	12,649

Net Cash Provided by Operating Activities From Continuing Operations (GAAP)	$422,981	$272,768	$378,735	$275,872	$179,155

RISK FACTORS

Before making a decision whether to invest in our common stock, you should consider carefully the risks discussed below as well as those described under “Risk Factors” and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2017, as they may be amended, supplemented or superseded from time to time by other reports that we subsequently file with the SEC and in our other filings with the SEC which are incorporated by reference in this prospectus supplement and the accompanying prospectus, as well as the risks described in the accompanying prospectus. The risks described below are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial individually or in the aggregate as well as the additional risks and uncertainties described elsewhere in this prospectus supplement or in the documents incorporated by reference in this prospectus supplement may also adversely affect our business, operating results, financial condition and prospects, as well as the value of an investment in our common stock.

If any of the following risks actually were to occur, our business, financial condition, results of operations or cash flow could be affected materially and adversely. In that case, you could lose all or part of your investment in our common stock.

Risks Related to the Pending Acquisition

We may not consummate the Pending Acquisition, and the closing of this offering is not conditioned on its consummation.

We intend to use net proceeds from this offering to fund the purchase price of the Pending Acquisition described above under “Summary—Recent Developments—Pending Acquisition.” However, the closing of this offering is not conditioned on the consummation of the Pending Acquisition. There can be no assurances that the Pending Acquisition will be consummated on the terms described herein or at all, or that the consummation of the Pending Acquisition will not be delayed beyond the expected closing date. If we do not complete the Pending Acquisition, we will not have the opportunity to attempt to realize the benefits we believe the acquisition will afford us.

We have performed only a limited investigation of the Devon Properties. The completion of the Pending Acquisition is subject to specified closing conditions and to the right of one or both of the parties to terminate the transaction including in the event that more than specified adjustments to the purchase price are required. If one or more of the closing conditions are not satisfied, or if the transaction is otherwise terminated, the Pending Acquisition may not be completed. Some of these conditions are beyond our control, and we may elect not to take actions necessary to satisfy these conditions or to ensure that the transaction is not otherwise terminated.

Because the closing of this offering is not conditioned on the consummation the Pending Acquisition, if you decide to purchase shares in this offering, you should be willing to do so whether or not we complete the Pending Acquisition. If the Pending Acquisition is not consummated, our management will have broad discretion in the application of the net proceeds of this offering and could apply the proceeds in ways that you or other shareholders may not approve, which could also adversely affect the market price of our common stock. In addition, such application may not be as beneficial to us as the Pending Acquisition may have been. If the Pending Acquisition is delayed, not consummated or consummated on terms different from those described herein, the market price of our common stock may decline. Further, a failed transaction may result in negative publicity or a negative impression of us in the investment community and may affect our relationships with our business partners. In addition, pending the potential use of the proceeds of this offering to fund a portion of the purchase price for the Pending Acquisition, we intend to use the proceeds of this offering to repay borrowings under our revolving credit facility. Our management will have broad discretion with respect to the use of future drawdowns on our revolving credit facility and may use these funds in ways that you or other shareholders may not support, which could adversely affect the market price of our common stock. Please see “Use of Proceeds.”

The Pending Acquisition is not conditioned upon our receipt of any financing, and there can be no assurance that we will obtain the funds necessary to complete the Pending Acquisition on acceptable terms or at all. Failure to complete the Pending Acquisition could cause us to be in breach of the Devon Purchase Agreement, could result in our loss of our deposit paid upon execution of such agreement, litigation and other losses to us, and a decline in the market price of our common stock.

We may not be able to achieve the expected benefits of the Pending Acquisition and may have difficulty integrating with the Pending Acquisition.

Even if we consummate the Pending Acquisition, we may not be able to achieve the expected benefits of the Pending Acquisition. There can be no assurance that the Pending Acquisition will be beneficial to us. We may not be able to integrate and develop the Devon Properties without increases in costs, losses in revenues or other difficulties. Any unexpected costs or delays incurred in connection with the integration and development of the Devon Properties could have an adverse effect on our business, results of operations, financial condition and prospects, as well as the market price of our common stock.

Our assessment of the Devon Properties to date has been limited and, even by the time of closing, it will not reveal all existing or potential problems, nor will it permit us to become familiar enough with the properties to assess fully their capabilities and deficiencies. In the course of our assessment, we will not receive an independent reserve engineer report related to the Devon Properties. We may incur costs or experience problems related to the Devon Properties in the Pending Acquisition, and we may not have adequate recourse against Devon. Although we will inspect the properties being sold to us, inspections may not reveal all title, structural or environmental problems. We may be required to assume the risk of the physical condition of the properties in addition to the risk that the properties may not perform in accordance with our expectations. Our ability to make specified claims against Devon in the Pending Acquisition generally expires over time and we may be left with no recourse for liabilities and other problems associated with the Pending Acquisition that we do not discover prior to the expiration date related to such matters under the Devon Purchase Agreement.

The market price of our common stock may decline as a result of the Pending Acquisition if, among other things, the integration and development of the Devon Properties is unsuccessful or if the liabilities, expenses, title, environmental and other defects, or transaction costs related to the Pending Acquisition are greater than expected or the Devon Properties do not yield the anticipated returns. The market price of our common stock may decline if we do not achieve the perceived benefits of the Pending Acquisition as rapidly or to the extent anticipated by us or by securities market participants or if the effect of the Pending Acquisition, including the obligations incurred to finance the Pending Acquisition, on our business results of operations or financial condition or prospects is not consistent with our expectations or those of securities market participants.

We are subject to a preferential right provision under a joint operating agreement covering a portion of the Devon Properties.

Under an existing JOA covering acreage in the vicinity of the Devon Properties, we are subject to an Area of Mutual Interest provision (“AMI”). Under this AMI, the other party to the JOA (the “Non-Acquiring Party”) has a right to purchase a 20% interest in acreage acquired by us within the AMI. As a result, for a 30-day period after we deliver a specified notice, the Non-Acquiring Party will have the right to purchase a 20% interest in approximately 83% of the total acres within the Devon Properties at a price based on our cost to acquire the Devon Properties. To the extent that the Non-Acquiring Party exercises its right to make such purchase, our ability to achieve benefits from the Pending Acquisition will be reduced. Such an exercise of this purchase right will also reduce the net amount of the proceeds of this offering that we ultimately invest in the Devon Properties, and we will have broad discretion in how we apply any of the net proceeds not so applied to purchase the Devon Properties.

USE OF PROCEEDS

We expect to receive net proceeds from this offering of                  shares of common stock offered by this prospectus, before paying offering expenses, of approximately $                 million. We intend to use the net proceeds from this offering to fund the purchase price for the Pending Acquisition that is due at closing, and for general corporate purposes, including funding future potential acquisitions or a portion of our 2018 capital expenditure plan. Pending the application of the net proceeds in the manner set forth above, we intend to use the net proceeds from this offering to reduce borrowings under our revolving credit facility, including repaying the borrowings used for the $21.5 million deposit on the purchase price for the Pending Acquisition. If the Pending Acquisition is not consummated, we intend to use net proceeds from this offering for general corporate purposes, including funding future potential acquisitions or a portion of our 2018 capital expenditure plan. Please see “Summary—Recent Developments—Pending Acquisition” and “Risk Factors—Risks Related to the Pending Acquisition.”

As of June 30, 2018, we had $485.0 million of borrowings outstanding under our revolving credit facility. Our revolving credit facility matures on May 4, 2022, subject to a springing maturity date of June 15, 2020 if our 7.50% Senior Notes due 2020 have not been redeemed or refinanced on or prior to such time. As of August 13, 2018, we had $586.6 million of borrowings outstanding under our revolving credit facility with a weighted average interest rate of 3.96%. The borrowings reflected include borrowings to fund the purchase price deposit for the Pending Acquisition. Borrowings under our revolving credit facility were used to fund our capital expenditure program and to pay the purchase price deposit for the Pending Acquisition. Affiliates of the underwriters are lenders under our revolving credit facility and, as a result, may receive a portion of the net proceeds of this offering. Because affiliates of the underwriters may receive more than 5% of the net proceeds in this offering, such underwriters are deemed to have a “conflict of interest” under FINRA Rule 5121. Accordingly, this offering is being conducted in accordance with FINRA Rule 5121. For more information, see “Underwriting (Conflicts of Interest)—Conflicts of Interest.”

Neither the completion of this offering nor the Pending Acquisition is contingent upon the completion of the other. As a result, it is possible that this offering occurs and the Pending Acquisition does not occur.

CAPITALIZATION

The following table sets forth our unaudited cash and capitalization as of June 30, 2018:

•	on an actual basis;

•

on an as-adjusted basis to give effect to the sale of the common stock in this offering and the closing of the Pending Acquisition, assuming the deposit and the purchase price payable at the closing of the Pending Acquisition is financed with the net proceeds of this offering.

You should read this table in conjunction with our consolidated financial statements and related notes and the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the year ended December 31, 2017 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2018, each of which is incorporated by reference in this prospectus supplement, as well as the section of this prospectus supplement entitled “Summary—Recent Developments.”

	As of June 30, 2018
	Actual	As Adjusted(3)
	(In thousands, except share and per share amounts)
Cash and cash equivalents	$2,099	$
Long-term debt(1):
Senior secured revolving credit facility due 2022(2)	$485,000	$
7.50% senior notes due 2020	130,000	130,000
6.25% senior notes due 2023	650,000	650,000
8.25% senior notes due 2025	250,000	250,000

Total long-term debt	$1,515,000	$
Preferred stock, $0.01 par value (10,000,000 shares authorized (historical and as adjusted), 200,000 issued and outstanding (historical and as adjusted))	172,858	172,858
Shareholders’ equity:
Common stock, $0.01 par value (180,000,000 shares authorized, 82,107,544 issued and outstanding (historical), 91,607,544 issued and outstanding (as adjusted))	821	916
Additional paid-in capital	1,918,820
Accumulated deficit	(1,493,173)

Total shareholders’ equity	426,468

Total capitalization	$2,114,326	$

(1)	Excludes debt premium and debt issuance costs of senior notes.
(2)	As of August 13, 2018, we had approximately $586.6 million of borrowings outstanding under our revolving credit facility, which include borrowings to fund the purchase price deposit for the Pending Acquisition.
(3)	The Pending Acquisition is expected to close early in the fourth quarter of 2018, subject to customary closing conditions.

PRICE RANGE OF COMMON STOCK

On August 13, 2018, we had 82,114,492 shares of common stock outstanding, held of record by approximately 54 record holders. Our common stock, par value $0.01 per share, trades on the NASDAQ Global Select Market under the symbol “CRZO.”

The closing price of our common stock on August 13, 2018 as reported on the NASDAQ Global Select Market was $23.68 per share. The following table shows the high and low sales prices per share of our common stock on the NASDAQ Global Select Market for the periods indicated.

	High	Low
Fiscal Year 2018
July 1, 2018 through August 13, 2018	$31.57	$23.67
Second Quarter	30.31	15.02
First Quarter	25.10	13.49

Fiscal Year 2017
Fourth Quarter	$22.21	$14.36
Third Quarter	18.46	11.10
Second Quarter	30.19	15.05
First Quarter	39.48	26.08

Fiscal Year 2016
Fourth Quarter	$43.96	$32.00
Third Quarter	41.17	29.52
Second Quarter	42.49	28.51
First Quarter	32.45	16.10

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

The following is a discussion of certain U.S. federal income tax considerations applicable to Non-U.S. Holders (as defined below) arising from the acquisition, ownership and disposition of shares of our common stock. This discussion is based upon the Code, Treasury Regulations promulgated under the Code, court decisions, published positions of the Internal Revenue Service (the “IRS”) and other applicable authorities, all as in effect on the date of this prospectus supplement and all of which are subject to change or differing interpretations, possibly with retroactive effect and which may result in materially different tax consequences than as described herein.

This summary does not address the U.S. federal income tax considerations of the acquisition, ownership and disposition of shares of our common stock by Non-U.S. Holders that are subject to special provisions under the Code, including Non-U.S. Holders that:

•	are tax-exempt organizations, qualified retirement plans, or other tax-deferred accounts;

•	are financial institutions or insurance companies or that are broker-dealers, dealers, or traders in securities or currencies that elect to apply a mark-to-market accounting method;

•	own shares of our common stock as part of a straddle, hedging transaction, conversion transaction, constructive sale, or other arrangement involving more than one position;

•	acquire shares of our common stock in connection with the exercise of employee stock options or otherwise as compensation for services;

•	hold shares of our common stock other than as a capital asset within the meaning of Section 1221 of the Code; or

•	are U.S. expatriates or former long term residents of the United States.

Moreover, this discussion does not address any aspect of non-income taxation, any state, local, gift, estate, alternative minimum tax or other non-U.S. taxation or the effect of any tax treaty. No ruling has or will be obtained from the IRS regarding any U.S. federal tax consequences relating to the purchase, ownership or disposition of shares of our common stock. As a result, no assurance can be given that the IRS will not assert, or that a court will not sustain, a position contrary to the conclusions set forth below.

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of shares of our common stock, the tax treatment of a partner in that partnership will generally depend on the status of the partner and the activities of the partnership. If you are an organization that is a partnership for U.S. federal income tax purposes or a partner in such organization, you are urged to consult with your own tax advisor as to the U.S. federal tax considerations that are applicable to you.

THIS DISCUSSION IS NOT A SUBSTITUTE FOR AN INDIVIDUAL ANALYSIS OF THE TAX CONSEQUENCES RELATING TO AN INVESTMENT IN SHARES OF OUR COMMON STOCK. WE URGE YOU TO CONSULT YOUR OWN TAX ADVISOR CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO YOU IN LIGHT OF YOUR PARTICULAR FACTS AND CIRCUMSTANCES AND ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL, NON-U.S. OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Non-U.S. Holder

For purposes of this summary, a “Non-U.S. Holder” is a beneficial owner of shares of our common stock that is not a partnership or other entity or arrangement classified as a partnership for U.S. federal income tax purposes and that is not:

•

an individual who is a citizen or resident of the United States, including without limitation an alien individual who is a lawful permanent resident of the United States or who meets the “substantial presence” test under Section 7701(b) of the Code;

•

a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, that is created or organized in or under the laws of the United States or any state in the United States, including the District of Columbia;

•	an estate if the income of such estate is subject to U.S. federal income tax regardless of the source of such income; or

•

a trust if (i) such trust has validly elected to be treated as a U.S. person for U.S. federal income tax purposes or (ii) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of such trust.

Distributions

If distributions with respect to shares of our common stock are made, such distributions will be treated as dividends to the extent of our current and accumulated earnings and profits as determined under the Code. Any portion of a distribution that exceeds our current and accumulated earnings and profits will first be applied to reduce the Non-U.S. Holder’s basis in shares of our common stock, and, to the extent such portion exceeds the Non-U.S. Holder’s basis, the excess will be treated as gain from the disposition of shares of our common stock, the tax treatment of which is discussed below under the heading “Gain on Sale, Exchange or Other Taxable Disposition.”

Except as described in the discussion below under the headings “Foreign Account Tax Compliance Act” and “Information Reporting and Backup Withholding,” dividends paid in respect of shares of our common stock to a Non-U.S. Holder generally will be subject to U.S. withholding tax at a 30% rate (or such lower rate as specified by an applicable income tax treaty). We generally will withhold tax at the lower treaty rate on dividend payments to you if you have furnished to us, or our payment agent, prior to the payment of the dividend, a valid IRS Form W-8BEN, W-8BEN-E or other applicable successor form upon which you certify, under penalties of perjury, your status as a non-U.S. person and your entitlement to the lower treaty rate with respect to such payments. If dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable tax treaty, the income is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States), such dividends generally will be subject to U.S. federal income tax at rates generally applicable to U.S. persons. Such effectively connected dividends will not be subject to U.S. federal withholding tax if the Non-U.S. Holder satisfies certain certification requirements by providing the applicable withholding agent a properly executed IRS Form W-8ECI certifying, under penalties of perjury, that (i) you are a non-U.S. person, and (ii) the dividends are effectively connected with your conduct of a trade or business within the United States and are includible in your gross income. If the Non-U.S. holder is taxable as a corporation for U.S. federal income tax purposes, it may also be subject to a branch profits tax at a 30% rate (or such lower rate as specified by an applicable tax treaty) on its effectively connected earnings and profits (after adjustments for certain items), which will include effectively connected dividends.

If you are eligible for a reduced rate of U.S. withholding tax under an income tax treaty with the United States but fail to timely provide the required certification, you may obtain a refund or credit of any amounts withheld in excess of that rate by timely filing an appropriate claim for refund with the IRS.

Gain on Sale, Exchange or Other Taxable Disposition

Except as described in the discussion below under the headings “Foreign Account Tax Compliance Act” and “Information Reporting and Backup Withholding,” a Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain realized upon the sale, exchange or other taxable disposition of shares of our common stock unless:

•

the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable tax treaty, the income is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States), in which case such gain generally will be subject to U.S. federal income tax at rates generally applicable to U.S. persons, and, if the Non-U.S. Holder is taxable as a corporation for U.S. federal income tax purposes, such gain will be included in effectively connected earnings and profits, which (after adjustment for certain items) may be subject to a branch profits tax at a 30% rate (or such lower rate as specified by an applicable tax treaty);

•

the Non-U.S. Holder is an individual present in the United States for 183 days or more in the year of such sale, exchange or other taxable disposition and certain other conditions are met, in which case such gain will be subject to U.S. federal income tax at a rate of 30% (or such lower rate as specified by an applicable tax treaty); or

•

we are or have been a “U.S. real property holding corporation” (“USRPHC”) for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition and the Non-U.S. Holder’s holding period for its shares of our common stock and, if shares of our common stock are “regularly traded on an established securities market,” the Non-U.S. Holder held, directly or indirectly, at any time during such period, more than 5% of our issued and outstanding common stock.

Shares of our common stock currently qualify as “regularly traded on an established securities market,” and it is also likely that we are a USRPHC for U.S. federal income tax purposes. As a result, as long as our common stock is regularly traded on an established securities market, our status as a USRPHC will not cause any gain recognized on the sale, exchange or other taxable disposition of our common stock by a Non-U.S. Holder to be subject to U.S. federal income tax unless such Non-U.S. Holder held, directly or indirectly, more than 5% of our issued and outstanding common stock at any time during the five-year period ending on the date of such disposition, in which case such gain will be subject to U.S. federal income tax at rates generally applicable to U.S. persons.

If you are a corporate non-U.S. holder, “effectively connected” gains that you recognize may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate, or at a lower rate if you are eligible for, and establish your entitlement to, benefits under an income tax treaty that provides for a lower rate.

Information Reporting and Backup Withholding

Generally, we must report to the IRS and to the Non-U.S. Holder the amount of any dividends paid to such Non-U.S. Holder and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such dividends and any withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of an applicable tax treaty.

In general, a Non-U.S. Holder will not be subject to backup withholding with respect to dividend payments that we make to such Non-U.S. Holder provided that we or another applicable withholding agent does not have actual knowledge or reason to know that such Non-U.S. Holder is a U.S. person, as defined under the Code, and we or the applicable withholding agent has received from such Non-U.S. Holder a properly completed IRS Form W-8BEN, W-8BEN-E or W-8ECI, as applicable, or appropriate substitute form, or such Non-U.S. Holder otherwise establishes an exemption.

Generally, no information reporting or backup withholding will be required regarding the proceeds of the sale of shares of our common stock made outside the United States and conducted through the foreign office of a financial intermediary that is not a U.S. payor or U.S. middleman within the meaning of the applicable Treasury Regulations. In addition, no information reporting or backup withholding will be required regarding the proceeds of the sale of shares of our common stock made within the United States or conducted through a financial intermediary that is a U.S. payor or U.S. middleman, if the payor receives a properly completed IRS Form W-8BEN or W-8BEN-E, as applicable, or appropriate substitute form and does not have actual knowledge or reason to know that such Non-U.S. Holder is a U.S. person, as defined under the Code, or such Non-U.S. Holder otherwise establishes an exemption.

Foreign Account Tax Compliance Act

Section 1471 through 1474 of the Code and the Treasury Regulations thereunder (commonly referred to collectively as “FATCA”) generally impose a U.S. federal withholding tax of 30% on (i) U.S.-source dividends and (ii) payments of gross proceeds from the sale, exchange, redemption, retirement or other taxable disposition occurring after December 31, 2018, of certain financial instruments that produce U.S.-source dividends, in each case, if paid to a foreign financial institution (“FFI”) or a non-financial foreign entity (“NFFE”) (each as defined in the Code) (including, in some cases, when such FFI or NFFE is acting as an intermediary), unless those entities comply with a complicated U.S. information reporting, disclosure, and certification regime.

Non-U.S. Holders may be affected by FATCA, and you are urged to consult your own tax advisor regarding its potential application. We intend to comply with FATCA and will not pay any additional amounts with respect to any withholding under FATCA.

UNDERWRITING (CONFLICTS OF INTEREST)

Under the terms and subject to the conditions contained in an underwriting agreement dated                , 2018, we have agreed to sell to the underwriters, named below, the following respective numbers of shares of common stock.

Underwriter	Number of Shares
Citigroup Global Markets Inc.
Goldman Sachs & Co. LLC

Total	9,500,000

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the shares sold under the underwriting agreement if any of these shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The underwriters may receive from purchasers of the common stock normal brokerage commissions in amounts agreed with such purchasers. The underwriters may offer the shares of common stock from time to time for sale in one or more transactions on the NASDAQ Global Select Market, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. In connection with the sale of the common stock offered hereby, the underwriters may be deemed to have received compensation in the form of underwriting discounts. The underwriters may effect such transactions by selling common stock to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from either or both of the underwriters and purchasers of common stock for whom they may act as agents or to whom they may sell as principal.

The expenses of the offering, excluding underwriting discounts, are estimated at $500,000 and are payable by us.

Lock-Up Agreements

We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement or amendment to a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any such offer, sale, pledge, disposition or filing, without the prior written consent of Citigroup Global Markets Inc. and Goldman Sachs & Co. LLC for a period of 45 days after the date of this prospectus supplement, except (i) issuances pursuant to the exercise of options outstanding on the date hereof, (ii) grants of employee stock options, restricted stock, restricted stock units, stock-settled stock appreciation rights and other securities issuances pursuant to the terms of a plan in effect on the date hereof, (iii) issuances pursuant to the exercise or vesting of such options, restricted stock units, stock appreciation rights or other such securities, (iv) issuances to our employees under the terms of the employee stock purchase plan in effect on the date hereof, (v) issuances pursuant to our 401(k) plan, (vi) issuances to directors pursuant to the incentive plan in effect on the date hereof, (vii) the filing of registration statements on Form S-8 and amendments thereto in connection with those securities and plans, (viii) the filing of amendments to our currently effective shelf registration statements, (ix) entering into Rule 10b5-1 trading plans prior to the expiration of the lock-up agreements but having an effective date for the first sales under such plans after the expiration of the lock-up period, (x) issuances of any common stock as dividends for the Preferred Stock or in redemption of the Preferred Stock, or upon exercise of the Warrants, (xi) the taking of any of the foregoing actions in connection with the issuance of shares or other securities as consideration for acquisitions or the issuance of securities in private placements by us, and (xii) the adoption by us of any customary shareholder rights plan and issuances of rights and other securities thereunder.

Our executive officers and directors that we have determined are subject to Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), have agreed that they will not offer, sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any of these transactions are to be settled by delivery of our common stock or other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Citigroup Global Markets Inc. and Goldman Sachs & Co. LLC for a period of 45 days after the date of this prospectus supplement; provided, however, that the foregoing shall not apply to (a) bona fide gifts, charitable contributions or estate planning transactions, provided the recipient thereof agrees in writing to be bound by the terms of the lock-up, (b) dispositions to (X) a director’s or officer’s spouse, children (including legally adopted children and stepchildren), spouses of children or grandchildren or spouses of grandchildren; (Y) a trust for the direct or indirect benefit of a director or officer or any of the persons described in clause (X); or (Z) a limited partnership or limited liability company whose sole partners or members, as the case may be, are a director of officer or any of the persons described in clause (X) or clause (Y), provided that in any of clauses (X), (Y) or (Z), the recipient agrees in writing with you to be bound by the terms of this lock-up, (c) shares of common stock subject to bona fide pledges of securities either existing on the date of this prospectus supplement or subsequently entered into, if in the latter case the pledgee of such securities agrees in writing to be bound by the transfer restrictions contained in the lock-up with respect to such securities, (d) any sales or option exercises pursuant to Rule 10b5-1 trading plans, (e) a number of shares of common stock equal to 50% of the number of shares of restricted stock and restricted stock units granted to the director or officer that vest during the lock-up period, (f) sales of shares of common stock under any Rule 10b5-1 trading plan to provide funds for the satisfaction of anticipated tax liabilities in contemplation of the vesting of restricted stock and restricted stock units during the 70 days following the date of this prospectus, or (g) the execution and delivery of a Rule 10b5-1 plan or amendment to an existing plan provided that the effective date for the first sales under such plan does not occur during the lock-up period.

Listing

Our common stock is listed on the NASDAQ Global Select Market under the symbol “CRZO.”

Price Stabilizations, Short Positions

Until the distribution of the shares is completed, SEC rules may limit the underwriters and selling group members from bidding for and purchasing our common stock. However, the underwriters may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.

In connection with the offering, the underwriters may purchase and sell our common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares than it is required to purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares of common stock made by the underwriters in the open market prior to the completion of the offering.

Similar to other purchase transactions, any purchases by the underwriters in the open market to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on the NASDAQ Global Select Market, in the over-the-counter market or otherwise.

Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Conflicts of Interest

Affiliates of the underwriters are lenders under our revolving credit facility and, as a result, may receive a portion of the net proceeds of this offering. Because affiliates of the underwriters may receive more than 5% of the net proceeds in this offering, such underwriters are deemed to have a “conflict of interest” under FINRA Rule 5121. Accordingly, this offering is being conducted in accordance with FINRA Rule 5121. The appointment of a “qualified independent underwriter” is not required in connection with this offering as a “bona fide public market,” as defined in Rule 5121, exists for our common stock. In accordance with Rule 5121, the underwriters will not confirm sales to any account over which it exercises discretionary authority without the specific written approval of the transaction from the account holder. Please read “Use of Proceeds.”

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities sales and trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, market making, financing, brokerage activities and other financial and non-financial activities and services.

Certain of the underwriters and their respective affiliates have from time to time performed, and may in the future perform, various financial advisory, commercial banking and investment banking services for us and for our affiliates, including the services referred to in the paragraph above under “—Conflicts of Interest,” in the ordinary course of business for which they have received and would receive customary compensation. In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to our assets, securities or instruments (directly, as collateral securing other obligations or otherwise) or persons and entities with relationships with us. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire long, short, or both positions in such assets, securities and instruments.

Electronic Distribution

This prospectus supplement and the accompanying prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters. The underwriters may agree to allocate a number of shares for sale to their online brokerage account holders. The shares will be allocated to the underwriters that may make internet distributions on the same basis as other allocations. In addition, shares may be sold by the underwriters to securities dealers who resell shares to online brokerage account holders.

Other than this prospectus supplement and the accompanying prospectus in electronic format, information contained in any website maintained by an underwriter is not part of this prospectus supplement or the accompanying prospectus or registration statement of which the accompanying prospectus forms a part, has not been endorsed by us and should not be relied on by investors in deciding whether to purchase shares. The underwriters are not responsible for information contained in websites that they do not maintain.

Indemnification

We have agreed to indemnify the underwriters against liabilities under the Securities Act or contribute to payments that the underwriters may be required to make in that respect.

Notice to Prospective Investors in the European Economic Area

In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a “relevant member state”), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state, no offer of the shares which are the subject of the offering contemplated in this prospectus supplement may be made to the public in that relevant member state other than:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive; or

•	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the underwriters for any such offer; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided, that no such offer of the shares shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

Each purchaser of the shares described in this prospectus supplement located in a relevant member state who receives any communication in respect of, or who acquires any shares under, the offer contemplated in this prospectus supplement will be deemed to have represented, warranted and agreed to with each underwriter and the company that (a) it is a “qualified investor” within the meaning of Article 2(1)(e) of the Prospectus Directive and (b) in the case of any shares acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, (i) the shares acquired by it in the offer have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any relevant member state, other than qualified investors, as that term is defined in the Prospectus Directive, or in circumstances in which the prior consent of the underwriters have been given to the offer or resale; or (ii) where the shares have been acquired by it on behalf of persons in any relevant member state other than qualified investors, the offer of such shares to it is not treated under the Prospectus Directive as having been made to such persons.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for the notes, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression “Prospectus Directive” means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU), and includes any relevant implementing measure in each relevant member state.

Notice to Prospective Investors in the United Kingdom

Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (“the FSMA”)) in connection with the issue or sale of any shares may only be communicated or cause to be communicated in circumstances in which Section 21(1) of the FSMA does not apply to us or to any subsidiary guarantor.

All applicable provisions of the FSMA must be complied with in respect to anything done by any person in relation to the shares in, from or otherwise involving the United Kingdom.

Notice to Canadian Residents

Resale Restrictions

The distribution of the securities in Canada is being made only in the provinces of Ontario, Quebec, Alberta and British Columbia on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of these securities are made. Any resale of the securities in Canada must be made under applicable securities laws which may vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the securities.

Representations of Canadian Purchasers

By purchasing the securities in Canada and accepting delivery of a purchase confirmation, a purchaser is representing to us and the dealer from whom the purchase confirmation is received that:

•

the purchaser is entitled under applicable provincial securities laws to purchase the securities without the benefit of a prospectus qualified under those securities laws as it is an “accredited investor” as defined under National Instrument 45-106—Prospectus Exemptions;

•	the purchaser is a “permitted client” as defined in National Instrument 31-103—Registration Requirements, Exemptions and Ongoing Registrant Obligations;

•	where required by law, the purchaser is purchasing as principal and not as agent; and

•	the purchaser has reviewed the text above under Resale Restrictions.

Conflicts of Interest

Canadian purchasers are hereby notified that the underwriters are relying on the exemption set out in section 3A.3 or 3A.4, if applicable, of National Instrument 33-105—Underwriting Conflicts from having to provide certain conflict of interest disclosure in this document.

Statutory Rights of Action

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if the offering memorandum (including any amendment thereto) such as this document contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser of these securities in Canada should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Enforcement of Legal Rights

All of our directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

Taxation and Eligibility for Investment

Canadian purchasers of the securities should consult their own legal and tax advisors with respect to the tax consequences of an investment in the securities in their particular circumstances and about the eligibility of the for investment by the purchaser under relevant Canadian legislation.

Notice to Prospective Investors in France

Neither this prospectus supplement nor any other offering material relating to the shares described in this prospectus supplement has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The shares have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus supplement nor any other offering material relating to the shares has been or will be:

•	released, issued, distributed or caused to be released, issued or distributed to the public in France; or

•	used in connection with any offer for subscription or sale of the shares to the public in France.

•	Such offers, sales and distributions will be made in France only:

•

to qualified investors (investisseurs qualifiés), to a restricted circle of investors (cercle restreint d’investisseurs), or both, in each case investing for their own account, all as defined in, and in accordance with articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

•	to investment services providers authorized to engage in portfolio management on behalf of third parties; or

•

in a transaction that, in accordance with article L.411-2-II-1°-or-2°-or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l’épargne).

The shares may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Notice to Prospective Investors in Hong Kong

The shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

The shares offered in this prospectus supplement have not been and will not be registered under the Financial Instruments and Exchange Law of Japan. The shares have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan (including any corporation or other entity organized under the laws of Japan), except (i) pursuant to an exemption from the registration requirements of the Financial Instruments and Exchange Law and (ii) in compliance with any other applicable requirements of Japanese law.

Notice to Prospective Investors in Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

•

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and

•

each beneficiary of the trust is an individual who is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:

•

to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

•	where no consideration is or will be given for the transfer; or

•	where the transfer is by operation of law.

Notice to Prospective Investors in Australia

No prospectus or other disclosure document (as defined in the Corporations Act 2001 (Cth) of Australia (“Corporations Act”)) in relation to the common stock has been or will be lodged with the Australian Securities & Investments Commission (“ASIC”). This document has not been lodged with ASIC and is only directed to certain categories of exempt persons. Accordingly, if you receive this document in Australia:

(a)	you confirm and warrant that you are either:

(i)	a “sophisticated investor” under section 708(8)(a) or (b) of the Corporations Act;

(ii)	a “sophisticated investor” under section 708(8)(c) or (d) of the Corporations Act and that you have provided an accountant’s certificate to us which complies with the requirements of section 708(8)(c)(i) or (ii) of the Corporations Act and related regulations before the offer has been made;

(iii)	a person associated with the company under section 708(12) of the Corporations Act; or

(iv)	a “professional investor” within the meaning of section 708(11)(a) or (b) of the Corporations Act, and to the extent that you are unable to confirm or warrant that you are an exempt sophisticated investor, associated person or professional investor under the Corporations Act any offer made to you under this document is void and incapable of acceptance; and

(b)	you warrant and agree that you will not offer any of the common stock for resale in Australia within 12 months of that common stock being issued unless any such resale offer is exempt from the requirement to issue a disclosure document under section 708 of the Corporations Act.

Notice to Prospective Investors in Chile

The shares are not registered in the Securities Registry (Registro de Valores) or subject to the control of the Chilean Securities and Exchange Commission (Superintendencia de Valores y Seguros de Chile). This prospectus supplement and other offering materials relating to the offer of the shares do not constitute a public offer of, or an invitation to subscribe for or purchase, the shares in the Republic of Chile, other than to individually identified purchasers pursuant to a private offering within the meaning of Article 4 of the Chilean Securities Market Act (Ley de Mercado de Valores) (an offer that is not “addressed to the public at large or to a certain sector or specific group of the public”).

LEGAL MATTERS

The validity of the issuance of the common stock and certain other legal matters in connection with the issuance of the common stock will be passed upon for us by Baker Botts L.L.P., Houston, Texas, and Gerald A. Morton, our General Counsel and Vice President—Business Development. Certain legal matters with respect to the common stock will be passed upon for the underwriters by Gibson, Dunn & Crutcher LLP, Houston, Texas.

EXPERTS

The consolidated financial statements of Carrizo Oil & Gas, Inc. appearing in Carrizo Oil and Gas, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2017, and the effectiveness of Carrizo Oil & Gas, Inc.’s internal control over financial reporting as of December 31, 2017, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are, and audited consolidated financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of our internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the SEC) given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Carrizo Oil & Gas, Inc. and subsidiaries as of December 31, 2016 and 2015, and for each of the years in the two-year period ended December 31, 2016, have been incorporated by reference herein and in the accompanying prospectus in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The combined statements of revenues and direct operating expenses of oil and gas property interests to be acquired by Carrizo Oil & Gas, Inc. from ExL Petroleum Management, LLC and its affiliates for the year ended December 31, 2016 and the six months ended June 30, 2017 (unaudited) are included in Exhibit 99.1 of Carrizo Oil & Gas, Inc.’s Current Report on Form 8-K/A filed on October 25, 2017 and have been incorporated by reference herein in reliance upon the report of Johnson, Miller & Co., CPA’s PC, independent public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The letter report of Ryder Scott Company, independent consulting petroleum engineers, and information with respect to our oil and gas reserves derived from such report, have been incorporated by reference herein and the accompanying prospectus upon the authority of such firm as experts with respect to such matters covered in such report and in giving such report.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any documents we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available to the public at the SEC’s Internet site at http://www.sec.gov and our website at http://www.carrizo.com. In addition, copies of these reports, proxy statements and other information concerning us can also be inspected at the offices of the NASDAQ Stock Market LLC, which are located at 1735 K Street N.W., Washington, D.C. 20006. Information on our website or any other website is not incorporated by reference in this prospectus and does not constitute part of this prospectus.

This prospectus supplement is part of a registration statement and, as permitted by SEC rules, does not contain all of the information included in the registration statement. Whenever a reference is made in this prospectus supplement to any of our contracts or other documents, the reference may not be complete and, for a copy of the contract or document, you should refer to the exhibits that are part of or incorporated by reference into the registration statement.

The SEC allows us to “incorporate by reference” into this prospectus supplement the information we file with it, which means that we can disclose important information to you by referring you to the documents containing such information. Information incorporated by reference is considered to be part of this prospectus. Any statement contained in this prospectus or a document incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other document subsequently filed with the SEC that is incorporated by reference in this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. You should not assume that the information in this prospectus is current as of any date other than the date on the front page of this prospectus supplement.

We incorporate by reference the documents listed below and future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and until the offering described in this prospectus supplement is completed or is otherwise terminated, in each case excluding any information “furnished” but not “filed,” unless we specifically provide that such “furnished” information is to be incorporated by reference:

•	our annual report on Form 10-K for the year ended December 31, 2017;

•	our quarterly reports on Form 10-Q for the periods ended March 31, 2018 and June 30, 2018; and

•

our current reports on Form 8-K/A filed on October 25, 2017 and on Form 8-K filed on January 22, 2018 (excluding any information furnished pursuant to Item 7.01 of any such current report on Form 8-K), February 1, 2018 (excluding any information furnished pursuant to Item 7.01 of any such current report on Form 8-K), February 6, 2018, March 28, 2018, April 6, 2018 (Item 8.01 only), May 29, 2018 and August 14, 2018 (excluding any information furnished pursuant to Item 7.01 of any such current report on Form 8-K).

We will provide a copy of any and all of the information that is incorporated by reference in this prospectus to any person, including a beneficial owner, to whom a prospectus is delivered, without charge, upon written or oral request. You may obtain a copy of these filings by writing or telephoning:

Carrizo Oil & Gas, Inc.

Attention: Investor Relations

500 Dallas Street, Suite 2300

Houston, Texas 77002

(713) 328-1000

Prospectus

Carrizo Oil & Gas, Inc.

Senior Debt Securities

Subordinated Debt Securities

Common Stock

Preferred Stock

Warrants

Guarantees of Debt Securities

Depositary Shares

Share Purchase Contracts

Units

We may offer from time to time senior debt securities, subordinated debt securities, guarantees of debt securities, common stock, preferred stock, warrants, depositary shares, share purchase contracts and units. We may offer the securities separately or together, in separate series or classes and in amounts, at prices and on terms described in one or more offerings. We will provide the specific terms of the securities in supplements to this prospectus. In addition, selling shareholders to be named in a prospectus supplement may offer and sell from time to time shares of our common stock in such amounts as set forth in a prospectus supplement. Unless otherwise set forth in a prospectus supplement, we will not receive any proceeds from the sale of shares of our common stock by any selling shareholders. You should read this prospectus and any prospectus supplement carefully before you invest.

Our common stock is listed on the NASDAQ Global Select Market under the symbol “CRZO.”

You should consider carefully the risk factors beginning on page 1 of this prospectus, in any applicable prospectus supplement and in any document we incorporate by reference before purchasing any of our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 25, 2017.

About This Prospectus

This prospectus is part of a registration statement that we have filed with the U.S. Securities and Exchange Commission (“SEC”) using a “shelf” registration process. Using this process, we may offer any combination of the securities described in this prospectus, and the selling shareholders may offer common stock, in one or more offerings. This prospectus provides you with a general description of the securities that may be offered. Each time securities are offered pursuant to this prospectus, we will provide a prospectus supplement that will describe the specific terms of the offering. The prospectus supplement may also add to, update or change the information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. Please carefully read this prospectus and any prospectus supplement, in addition to the information contained in the documents we refer to under the heading “Where You Can Find More Information.”

Neither we nor the selling shareholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or in any free writing prospectus made available by us. We and the selling shareholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus may only be used where it is legal to sell the offered securities. You should assume that the information appearing in this prospectus is accurate only as of the date on the cover of this prospectus and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since such dates.

i

Carrizo Oil & Gas, Inc.

In this prospectus and any prospectus supplement, unless indicated otherwise, references to “Carrizo,” the “Company,” “we” and “us” refer to Carrizo Oil & Gas, Inc. and its subsidiaries.

Our Company

Carrizo Oil & Gas, Inc. is a Houston-based energy company actively engaged in the exploration, development, and production of oil and gas from resource plays located in the United States. Our current operations are principally focused on proven, producing oil and gas plays primarily in the Eagle Ford Shale in South Texas and the Permian Basin in West Texas.

Corporate Information

Our principal executive offices are located at 500 Dallas Street, Suite 2300, Houston, Texas 77002, and our telephone number at that location is (713) 328-1000. Information contained on our website, http://www.carrizo.com, is not part of this prospectus.

Risk Factors

An investment in our securities involves risks. You should carefully consider all of the information contained in or incorporated by reference in this prospectus or any prospectus supplement and other information which may be incorporated by reference in this prospectus or any prospectus supplement as provided under “Where You Can Find More Information,” including our most recent Annual Report on Form 10-K, any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, and all other documents incorporated by reference into this prospectus or any prospectus supplement, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This prospectus and the documents incorporated by reference also contain forward-looking statements that involve risks and uncertainties. Please read “Forward-Looking Statements.” Our actual results could differ materially from those anticipated in the forward-looking statements as a result of certain factors, including the risks described elsewhere in this prospectus or any prospectus supplement and in the documents incorporated by reference into this prospectus or any prospectus supplement. If any of these risks occur, our business, financial condition, results of operations or cash flows could be materially and adversely affected. In that case, the trading price of our securities could decline and you could lose all or part of your investment. Additional risks not currently known to us or that we currently deem immaterial may also have a material adverse effect on us.

Risks Related to Our Common Stock

The market price of our common stock is volatile.

The trading price of our common stock and the price at which we may sell common stock in the future are subject to large fluctuations in response to any of the following:

•	limited trading volume in our common stock;

•	variations in operating results;

•	our involvement in litigation;

•	general U.S. or worldwide financial market conditions;

•	conditions impacting the prices of oil and gas;

•	announcements by us and our competitors;

•	our liquidity and access to capital;

•	our ability to raise additional funds;

•	events impacting the energy industry;

•	changes in government regulations; and

•	other events, including those described in the documents incorporated by reference herein.

We do not anticipate paying dividends on our common stock in the near future.

We have not paid any dividends on our common stock in the past and do not intend to pay cash dividends on our common stock in the foreseeable future. We currently intend to retain any earnings for the future operation and development of our business, including exploration, development and acquisition activities. Any future dividend payments will be restricted by the terms of our revolving credit facility, our senior notes and our preferred stock.

Certain anti-takeover provisions may affect your rights as a shareholder.

Our articles of incorporation authorize our board of directors to set the terms of and issue preferred stock without shareholder approval. Our board of directors could use the preferred stock as a means to delay, defer or prevent a takeover attempt that a shareholder might consider to be in our best interest. In addition, our revolving credit facility and our indentures governing our senior notes and our outstanding preferred stock contain terms that may restrict our ability to enter into change of control transactions, including requirements to repay borrowings under our revolving credit facility, to offer to repurchase senior notes and to offer to redeem our preferred stock in either event upon a change of control, as determined under the relevant documents relating to such obligations. These provisions, along with specified provisions of the Texas Business Organizations Code and our articles of incorporation and bylaws, may discourage or impede transactions involving actual or potential changes in our control, including transactions that otherwise could involve payment of a premium over prevailing market prices to holders of our common stock.

Sales of substantial amounts of shares of our common stock could cause the price of our common stock to decrease.

This prospectus covers the issuance and sale by us and by selling shareholders of a substantial number of shares of our common stock. Resales may also be made of common stock that may from time to time be issued with respect to the warrants and preferred stock that we sold in our August 2017 private placement. Our stock price may decrease due to the additional amount of shares available in the market as a result of sales under this prospectus or such other prospectus.

A future issuance, sale or exchange of our stock or warrants could trigger a limitation on our ability to utilize net operating loss carryforwards.

Our ability to utilize U.S. net operating loss carryforwards to reduce future taxable income is subject to various limitations under the Internal Revenue Code of 1986, as amended (the “Code”). The utilization of such carryforwards may be limited under Section 382 of the Code upon the occurrence of ownership changes resulting from issuances of our stock or the sale or exchange of our stock by certain shareholders if, as a result, there is an aggregate change of more than 50% in the beneficial ownership of our stock during any three-year period. For this purpose, “stock” includes certain preferred stock and warrants. In the event of such an ownership change, Section 382 of the Code imposes an annual limitation on the amount of our taxable income that can be offset by these loss carryforwards. The limitation is generally equal to the product of (a) the fair market value of our equity multiplied by (b) a percentage approximately equivalent to the yield on long-term tax exempt bonds during the month in which an ownership change occurs. In addition, the limitation is increased if there are recognized built-in gains during any post-change year, but only to the extent of any net unrealized built-in gains inherent in the assets sold. Future issuances, sales or exchanges of our stock could, taken together with prior transactions with respect to our stock, trigger an ownership change under Section 382 of the Code and therefore a limitation on our ability to utilize our U.S. loss carryforwards. Any such limitation could cause some of such loss carryforwards to expire before we would be able to utilize them to reduce taxable income in future periods, possibly resulting in a substantial income tax expense or write down of our tax assets or both.

Holders of the 8.875% Redeemable Preferred Stock, par value $0.01 per share (the “Redeemable Preferred Stock”), have rights that may restrict our ability to operate our business or that may be adverse to holders of our common stock.

The Statement of Resolutions under which the Redeemable Preferred Stock was issued (the “Statement of Resolutions”) contains covenants that, among other things, so long as the selling shareholders beneficially own more than 50% of the outstanding Redeemable Preferred Stock, limit our ability to, without the written consent of a designated representative of the Redeemable Preferred Stock, but subject to certain exceptions, (i) issue stock senior to or on parity with the Redeemable Preferred Stock, (ii) incur indebtedness that would cause us to exceed a specified leverage ratio, (iii) amend, modify, alter or supplement our articles of incorporation or the Statement of Resolutions in a manner that would adversely affect the rights, preferences or privileges of the Redeemable Preferred Stock, (iv) enter into or amend certain debt agreements that would be more restrictive on the payment of dividends on, or redemption of, the Redeemable Preferred Stock than those existing on the Redeemable Preferred Stock closing and (v) pay distributions on, purchase or redeem our common stock or other stock junior to the Redeemable Preferred Stock that would cause us to exceed a specified leverage ratio. We can be required to redeem the Redeemable Preferred Stock (i) after the seventh anniversary of its initial issuance or (ii) at any time we fail to pay a dividend, subject to limited cure rights.

Holders of the Redeemable Preferred Stock will, in certain circumstances, have additional rights in the event we fail to timely pay dividends, fail to redeem the Redeemable Preferred Stock upon a change of control if required or fail to redeem the Redeemable Preferred Stock upon request of the holders of the Redeemable Preferred Stock following the seventh anniversary of the date of issuing the Redeemable Preferred Stock. These rights include, subject to certain exceptions, (i) that holders of a majority of the then-outstanding Redeemable Preferred Stock will have the exclusive right, voting separately as a class, to appoint and elect up to two directors to our board of directors, (ii) that approval of the holders of a majority of the then-outstanding Redeemable Preferred Stock will be required prior to incurring indebtedness subject to a leverage ratio, declaring or paying prohibited distributions or issuing equity of subsidiaries to third parties; and (iii) that holders of a majority of the then-outstanding Redeemable Preferred Stock will have the right to increase dividend payments and the ability to require us to pay dividends in common stock.

Holders of the Redeemable Preferred Stock also have limited voting rights, including those with respect to potential amendments to our articles of incorporation or the Statement of Resolutions that have an adverse effect on the existing terms of the Redeemable Preferred Stock and in certain other limited circumstances or as required by law. See “Description of Capital Stock—Preferred Stock” for additional information regarding the Redeemable Preferred Stock.

Risks Related to Our Debt Securities

A holder’s right to receive payments on the debt securities is effectively subordinate to the rights of our existing and future secured creditors. Further, the guarantees of senior debt securities by the subsidiary guarantors are effectively subordinated to the subsidiary guarantors’ existing and future secured indebtedness.

Holders of our secured indebtedness and the secured indebtedness of the subsidiary guarantors will have claims that are prior to the claims of holders of senior debt securities to the extent of the value of the assets securing that other indebtedness. Notably, we are party to a revolving credit facility, which is secured by liens on substantially all of our assets and guaranteed by all of our Material Domestic Subsidiaries (as defined in the credit agreement governing our revolving credit facility). The senior debt securities will be effectively subordinated to that secured indebtedness. In the event of any distribution or payment of our assets in any foreclosure, dissolution, winding-up, liquidation, reorganization or other bankruptcy proceeding, holders of secured indebtedness will have prior claim to our assets that constitute their collateral. Holders of the senior debt securities will participate ratably with all holders of our unsecured indebtedness that is deemed to be of the same class as the senior debt securities, and potentially with all of our other general creditors, based upon the respective amounts owed to each holder or creditor, in our remaining assets. In any of the foregoing events, we cannot assure you that there will be sufficient assets to pay amounts due on the senior debt securities. As a result, holders of senior debt securities may receive less, ratably, than holders of secured indebtedness.

Holders of debt securities may be structurally subordinated to the creditors of our subsidiaries.

Most of our interests are held through our wholly-owned subsidiaries. Contractual provisions or laws, as well as our subsidiaries’ financial condition and operating requirements, may limit our ability to obtain cash from our subsidiaries that we use to pay our debt service obligations, including payments on the debt securities. In addition, holders of the debt securities will have a junior position to the claims of creditors, including trade creditors and tort claimants, of our subsidiaries to the extent that our subsidiaries do not guarantee such debt securities. The debt securities will be obligations exclusively of the Company and not of its subsidiaries, except to the extent such debt securities are guaranteed by one or more of our subsidiaries. Not all of our wholly-owned subsidiaries are, or are required to be, subsidiary guarantors.

A holder’s right to receive payments on the debt securities could be adversely affected if any of our subsidiaries is not a guarantor of the debt securities and declares bankruptcy, liquidates or reorganizes.

If any of our subsidiaries is not a guarantor of the debt securities and declares bankruptcy, liquidates or reorganizes, holders of such subsidiary’s indebtedness and its trade creditors will generally be entitled to payment of their claims from the assets of the subsidiary before any assets are made available for distribution to us.

Changes in our credit ratings or the debt markets may adversely affect the market price of our debt securities.

The market price of our debt securities will depend on a number of factors, including:

•	our credit ratings with major credit rating agencies;

•	the prevailing interest rates being paid by other companies similar to us;

•	the market price of our common stock;

•	our financial condition, operating performance and future prospects; and

•	the overall condition of the financial markets and global and domestic economies.

The condition of the financial markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future. Such fluctuations could have an adverse effect on the market price of our debt securities. In addition, credit rating agencies continually review their ratings for the companies that they follow, including us. The credit rating agencies also evaluate the industries in which we operate as a whole and may change their credit rating for us based on their overall view of such industries. A negative change in our rating could have an adverse effect on the market price of our debt securities.

A financial failure by us or any of our subsidiaries may result in the assets of any or all of those entities becoming subject to the claims of all creditors of those entities.

A financial failure by us or any of our subsidiaries could materially adversely affect payment of the debt securities if a bankruptcy court were to substantively consolidate us and some or all of our subsidiaries. If a bankruptcy court substantively consolidated us and some or all of our subsidiaries, the assets of each entity would become subject to the claims of creditors of all entities. Such a ruling would expose holders of debt securities not only to the usual impairments arising from bankruptcy, but also to potential dilution of the amount ultimately recoverable because of the larger creditor base. Furthermore, a restructuring of the debt securities could occur through the “cramdown” provisions of the U.S. Bankruptcy Code. Under those provisions, the debt securities could be restructured over the objections of holders of debt securities as to their interest rate, maturity and other general terms.

A subsidiary guarantee could be voided if it constitutes a fraudulent transfer under U.S. bankruptcy or similar state law, which would prevent the holders of our debt securities from relying on that subsidiary to satisfy claims.

Under U.S. bankruptcy law and comparable provisions of state fraudulent transfer laws, our subsidiary guarantees can be voided, or claims under the subsidiary guarantees may be subordinated to all other debts of that subsidiary guarantor, if, among other things, the subsidiary guarantor, at the time it incurred the indebtedness evidenced by its guarantee or, in some states, when payments become due under the guarantee, received less than reasonably equivalent value or fair consideration for the incurrence of the guarantee and:

•	was insolvent or rendered insolvent by reason of such incurrence;

•	was engaged in a business or transaction for which the guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay those debts as they mature.

Our subsidiary guarantees may also be voided, without regard to the above factors, if a court finds that the subsidiary guarantor entered into the guarantee with the actual intent to hinder, delay or defraud its creditors.

A court would likely find that a subsidiary guarantor did not receive reasonably equivalent value or fair consideration for its guarantee if the subsidiary guarantor did not substantially benefit directly or indirectly from the issuance of the guarantees. If a court were to void a subsidiary guarantee, you would no longer have a claim against the subsidiary guarantor. Sufficient funds to repay our debt securities may not be available from other sources, including the remaining subsidiary guarantors, if any. In addition, the court might direct you to repay any amounts that you already received from the subsidiary guarantor.

The measures of insolvency for purposes of fraudulent transfer laws vary depending upon the governing law. Generally, a subsidiary guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all its assets;

•

the present fair saleable value of its assets is less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

Each subsidiary guarantee contains a provision intended to limit the subsidiary guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its subsidiary guarantee to be a fraudulent transfer. Such provision may not be effective to protect the subsidiary guarantees from being voided under fraudulent transfer law.

Our ability to obtain cash from our subsidiaries to make payments on our debt securities may be limited.

Most of our interests are conducted through our wholly-owned subsidiaries. Contractual provisions or laws, as well as our subsidiaries’ financial condition and operating requirements, may limit our ability to obtain cash from our subsidiaries that we use to pay our debt service obligations. If we cannot meet our payment obligations on the debt securities, we may be in default.

We may incur additional debt ranking equal to the debt securities.

If we incur additional debt that ranks equally with the debt securities, the holders of that debt will be entitled to share ratably with the holders of the debt securities in any proceeds distributed in connection with any insolvency liquidation, reorganization, dissolution and other winding-up of us. This may have the effect of reducing the amount of proceeds paid to holders of debt securities.

Forward-Looking Statements

This prospectus, including the documents incorporated by reference in this prospectus, contains statements concerning our intentions, expectations, projections, assessments of risks, estimations, beliefs, plans or predictions for the future, objectives, goals, strategies, future events or performance and underlying assumptions and other statements that are not historical facts. These statements are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, among others, statements regarding:

•	our growth strategies;

•	our ability to explore for and develop oil and gas resources successfully and economically;

•	our estimates and forecasts of the timing, number, profitability and other results of wells we expect to drill and other exploration activities;

•	our estimates, guidance and forecasts, including those regarding timing and levels of production;

•	changes in working capital requirements, reserves, and acreage;

•	commodity price risk management activities and the impact on our average realized prices;

•	anticipated trends in our business;

•	availability of pipeline connections and water disposal on economic terms;

•	effects of competition on us;

•	our future results of operations;

•	profitability of drilling locations;

•

our liquidity and our ability to finance our exploration and development activities, including accessibility of borrowings under our revolving credit facility, our borrowing base, modification to financial covenants, and the result of any borrowing base redetermination;

•	our planned expenditures, prospects and capital expenditure plan;

•	future market conditions in the oil and gas industry;

•	our ability to make, integrate and develop acquisitions and realize any expected benefits or effects of completed acquisitions;

•	possible future sales or other disposition transactions and the proceeds, results or benefits of any such transactions, including the timing thereof;

•	the benefits, effects, availability of and results of new and existing joint ventures and sales transactions;

•	our ability to maintain a sound financial position;

•	receipt of receivables and proceeds from sales;

•	our ability to complete planned transactions on desirable terms; and

•	the impact of governmental regulation, taxes, market changes and world events.

You generally can identify our forward-looking statements by the words “anticipate,” “believe,” budgeted,” “continue,” “could,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “objective,” “plan,” “potential,” “predict,” “projection,” “possible,” “scheduled,” “should,” “guidance,” or other similar words. Such statements rely on assumptions and involve risks and uncertainties, many of which are beyond our control, including, but not limited to, those relating to a worldwide economic downturn, availability of financing, our dependence on our exploratory drilling activities, the volatility of and changes in oil and gas prices, the need to replace reserves depleted by production, impairments of proved oil and gas properties, operating risks of oil and gas operations, our dependence on our key personnel, factors that affect our ability to manage our growth and achieve our business strategy, results, delays and uncertainties that may be encountered in drilling, development or production, interpretations and impact of oil and gas reserve estimation and disclosure requirements, activities and approvals of our partners and parties with whom we have alliances, technological changes, capital requirements, the timing and amount of borrowing base determinations (including determinations by lenders) and availability under our revolving credit facility, evaluations of us by lenders under our revolving credit facility in connection with acquisitions, other actions by lenders and holders of our capital stock, the potential impact of government regulations, including current and proposed legislation and regulations related to hydraulic fracturing, oil and natural gas drilling, air emissions and climate change, regulatory determinations, litigation, competition, the uncertainty of reserve information and future net revenue estimates, integration and other acquisition risks, other factors affecting our ability to reach agreements or complete acquisitions or dispositions, actions by sellers and buyers, effects of purchase price adjustments, availability of equipment and crews, actions by midstream and other industry participants, weather, our ability to obtain permits and licenses, the results of audits and assessments, the failure to obtain certain bank and lease consents, the existence and resolution of title defects, new taxes and impact fees, delays, costs and difficulties relating to our joint ventures, actions by joint venture parties, results of exploration activities, the availability, market conditions and completion of acquisitions and dispositions, costs of oilfield services, completion and connection of wells and other factors detailed in this prospectus and our other filings with the SEC.

We have based our forward-looking statements on our management’s beliefs and assumptions based on information available to our management at the time the statements are made. We caution you that assumptions, beliefs, expectations, intentions and projections about future events may and often do vary materially from actual results. Therefore, we cannot assure you that actual results will not differ materially from those expressed or implied by our forward-looking statements.

Some of the factors that could cause actual results to differ from those expressed or implied in forward-looking statements are described under “Risk Factors” and in other sections of this prospectus or any prospectus supplement and described under “Risk Factors” and elsewhere in the documents that we incorporate by reference into this prospectus, including our most recent Annual Report on Form 10-K, any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, and all other documents incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by reference to these risks and uncertainties. You should not place undue reliance on our forward-looking statements. Each forward-looking statement speaks only as of the date of the particular statement, and, except as required by law, we undertake no duty to update or revise any forward-looking statement.

Use of Proceeds

Unless we inform you otherwise in the prospectus supplement, the net proceeds from the sale of the securities will be used for general corporate purposes, including:

•	repayment or refinancing of debt;

•	acquisitions;

•	working capital;

•	capital expenditures; and

•	repurchases and redemptions of securities.

Pending any specific application, we may initially invest funds in short-term marketable securities or apply them to the reduction of other short-term indebtedness.

Ratio of Earnings to Fixed Charges

The following table presents our historical ratio of earnings to fixed charges for each of the years in the five-year period ended December 31, 2016 and for the six months ended June 30, 2017.

	Year Ended December 31,					Six Months Ended June 30, 2017
	2016	2015	2014	2013	2012
Ratio of Earnings to Fixed Charges	— (1)	— (1)	4.49x	1.06x	1.77x	2.71x

For purposes of this table, “earnings” consist of income or loss from continuing operations before income taxes, plus fixed charges, less interest capitalized. “Fixed charges” consist of interest expensed and capitalized, amortized premiums, discounts, and capitalized costs related to indebtedness, and an estimate of the interest within rental expense.

(1) For the years ended December 31, 2016 and 2015, earnings were insufficient to cover fixed charges by $692.5 million and $1.3 billion, respectively, primarily due to non-cash impairments of proved oil and gas properties of $576.5 million and $1.2 billion, respectively.

We had no preferred stock outstanding for any historical period presented (although preferred stock was issued on August 10, 2017), and accordingly, the ratio of earnings to combined fixed charges and preferred stock dividends is the same as the ratio of earnings to fixed charges for those historical periods.

Description of Debt Securities

Our debt securities covered by this prospectus will be our general unsecured obligations. We will issue senior debt securities on a senior unsecured basis under an indenture dated as of May 28, 2008, as amended or supplemented from time to time, among us, our subsidiaries Bandelier Pipeline Holding, LLC, Carrizo (Eagle Ford) LLC, Carrizo (Marcellus) LLC, Carrizo (Marcellus) WV LLC, Carrizo (Niobrara) LLC, Carrizo (Permian) LLC, Carrizo (Utica) LLC, Carrizo Marcellus Holding Inc., CLLR, Inc., Hondo Pipeline, Inc., and Mescalero Pipeline, LLC (the “Subsidiary Guarantors”), and Wells Fargo Bank, National Association, as trustee. We refer to this indenture as the senior indenture. We will issue subordinated debt securities under one or more separate indentures between us, the Subsidiary Guarantors, if applicable, and a trustee that we will name in the prospectus supplement. We refer to any such indenture as a subordinated indenture. We refer to the senior indenture and any subordinated indentures collectively as the indentures. The senior indenture and any subordinated indentures will be substantially identical, except for provisions relating to subordination. The senior debt securities will constitute senior debt and will rank equally with all of our unsecured and unsubordinated debt. The subordinated debt securities will be subordinated to, and thus have a junior position to, our senior debt (as defined with respect to the series of subordinated debt securities) and may rank equally with or senior or junior to our other subordinated debt that may be outstanding from time to time.

We have summarized material provisions of the indentures, the debt securities and the guarantees below. This summary is not complete. We have filed the senior indenture and the form of subordinated indenture with the SEC as exhibits to the registration statement of which this prospectus is a part, and you should read the indentures for provisions that may be important to you. Please read “Where You Can Find More Information.”

In this summary description of the debt securities, unless we state otherwise or the context clearly indicates otherwise, all references to “us” or “we” mean Carrizo Oil & Gas, Inc. only.

Provisions Applicable to Each Indenture

General

The indentures do not limit the amount of debt securities that may be issued under each indenture, and do not limit the amount of other unsecured debt or securities that we may issue. We may issue debt securities under the indentures from time to time in one or more series, each in an amount authorized prior to issuance. The indentures also give us the ability to reopen a previous issue of a series of debt securities and issue additional debt securities of that series.

As of June 30, 2017, we had approximately $282.3 million of secured indebtedness, consisting of borrowings outstanding under our revolving credit facility, and approximately $1.3 billion of senior unsecured debt securities outstanding under the senior indenture, comprised of our 4.375% convertible senior notes due 2028 (our “4.375% convertible notes”), 7.50% senior notes due 2020 (our “7.50% senior notes”) and 6.25% senior notes due 2023 (our “6.25% senior notes”). We subsequently issued $250.0 million principal amount of our 8.25% senior notes due 2025 (our “8.25% senior notes”). The Subsidiary Guarantors guaranteed our revolving credit facility, our 4.375% convertible notes, our 7.50% senior notes, our 6.25% senior notes and our 8.25% senior notes.

The indentures do not contain any covenants or other provisions designed to protect holders of the debt securities in the event we participate in a highly leveraged transaction or upon a change of control. The indentures also do not contain provisions that give holders the right to require us to repurchase their securities in the event of a decline in our credit ratings for any reason, including as a result of a takeover, recapitalization or similar restructuring or otherwise.

Terms

The prospectus supplement relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

•	whether the debt securities will be senior or subordinated debt securities;

•	the title of the debt securities;

•	the total principal amount of the debt securities;

•	whether the debt securities will be issued in individual certificates to each holder or in the form of temporary or permanent global debt securities held by a depositary on behalf of holders;

•	the date or dates on which the principal of, and any premium on, the debt securities will be payable;

•	any interest rate, the date from which interest will accrue, interest payment dates and record dates for interest payments;

•	any right to extend or defer the interest payment periods and the duration of the extension;

•	whether and under what circumstances any additional amounts with respect to the debt securities will be payable;

•	whether debt securities are entitled to a guarantee of any Subsidiary Guarantors;

•	the place or places where payments on the debt securities will be payable;

•	any provisions for optional redemption or early repayment;

•	any sinking fund or other provisions that would require the redemption, purchase or repayment of debt securities;

•	the denominations in which the debt securities will be issued, if other than denominations of $1,000 and integral multiples thereof;

•	whether payments on the debt securities will be payable in foreign currency or currency units or another form and whether payments will be payable by reference to any index or formula;

•	the portion of the principal amount of debt securities that will be payable if the maturity is accelerated, if other than the entire principal amount;

•	any additional means of defeasance of the debt securities, any additional conditions or limitations to defeasance of the debt securities or any changes to those conditions or limitations;

•	any changes or additions to the events of default or covenants described in this prospectus;

•	any restrictions or other provisions relating to the transfer or exchange of debt securities;

•	any terms for the conversion or exchange of the debt securities for other securities of ours or any other entity;

•	with respect to any subordinated indenture, any changes to the subordination provisions for the subordinated debt securities; and

•	any other terms of the debt securities not prohibited by the applicable indenture.

We may sell the debt securities at a discount, which may be substantial, below their stated principal amount. These debt securities may bear no interest or interest at a rate that at the time of issuance is below market rates. If we sell these debt securities, we will describe in the prospectus supplement any material U.S. federal income tax consequences and other special considerations.

If we sell any of the debt securities for any foreign currency or currency unit or if payments on the debt securities are payable in any foreign currency or currency unit, we will describe in the prospectus supplement the restrictions, elections, tax consequences, specific terms and other information relating to those debt securities and the foreign currency or currency unit.

Consolidation, Merger and Sale of Assets

We and the Subsidiary Guarantors may not consolidate with or merge into any entity or sell, lease, convey, transfer or otherwise dispose of all or substantially all of our assets to any entity unless:

•	immediately after giving effect to the transaction, no default or event of default would occur and be continuing or would result from the transaction; and

•

if we or the Subsidiary Guarantor, as the case may be, is not the continuing entity, the resulting entity or transferee assumes the due and punctual payments on the debt securities and the performance of our covenants and obligations under the indenture and the debt securities.

Upon any such consolidation or merger in which we are not the continuing entity or any such asset sale, lease, conveyance, transfer or disposition involving us, the resulting entity or transferee will be substituted for us under the applicable indenture and debt securities. In the case of an asset sale, conveyance, transfer or disposition other than a lease, we will be released from the applicable indenture.

Events of Default

Unless we inform you otherwise in the prospectus supplement, the following are events of default with respect to a series of debt securities:

•	failure to pay interest when due on that series of debt securities for 30 days;

•	failure to pay principal of or any premium on that series of debt securities when due;

•

failure to make any sinking fund payment when required for that series for 30 days; failure to comply with any covenant or agreement in that series of debt securities or the applicable indenture (other than an agreement or covenant that has been included in the indenture solely for the benefit of one or more other series of debt securities) for 90 days after written notice by the trustee or by the holders of at least 25% in principal amount of each series of debt securities issued under that indenture that are affected by that failure;

•

specified events involving bankruptcy, insolvency or reorganization of Carrizo Oil & Gas, Inc. or any Subsidiary Guarantor, if it is a guarantor with respect to that series of debt securities and it is a “significant subsidiary” as defined in Rule 1-02 of Regulation S-X promulgated under the Securities Act;

•	specified events involving the guarantees; and

•	any other event of default provided for in that series of debt securities.

A default under one series of debt securities will not necessarily be a default under another series. The indentures provide that the trustee generally must mail notice of a default or event of default of which it has actual knowledge to the registered holders of the applicable debt securities within 90 days of occurrence. However, the trustee may withhold notice to the holders of the debt securities of any default or event of default (except in any payment on the debt securities) if the trustee considers it in the interest of the holders of the debt securities to do so.

If an event of default relating to certain events of bankruptcy, insolvency or reorganization occurs, the principal of and interest on all the debt securities issued under the applicable indenture will become immediately due and payable without any action on the part of the trustee or any holder. If any other event of default for any series of debt securities occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of the series affected by the default may declare the principal of and all accrued and unpaid interest on those debt securities immediately due and payable. The holders of a majority in principal amount of the outstanding debt securities of the series affected by the event of default may in some cases rescind this accelerated payment requirement.

A holder of a debt security of any series issued under an indenture may pursue any remedy under that indenture only if:

•	the holder gives the trustee written notice of a continuing event of default for that series;

•	the holders of at least 25% in principal amount of the outstanding debt securities of that series make a written request to the trustee to pursue the remedy;

•	the holders offer to the trustee indemnity satisfactory to the trustee;

•	the trustee fails to act for a period of 60 days after receipt of the request and offer of indemnity; and

•	during that 60-day period, the holders of a majority in principal amount of the debt securities of that series do not give the trustee a direction inconsistent with the request.

This provision does not, however, affect the right of a holder of a debt security to sue for enforcement of any overdue payment.

In most cases, holders of a majority in principal amount of the outstanding debt securities of a series may direct the time, method and place of:

•

with respect to debt securities of a series, the conducting of any proceeding for any remedy available to the trustee and exercising any trust or power conferred on the trustee relating to or arising as a result of specified events of default; or

•

with respect to all debt securities issued under the applicable indenture that are affected, the conducting of any proceeding for any remedy available to the trustee and exercising any trust or power conferred on the trustee relating to or arising other than as a result of such specified events of default.

The trustee, however, may refuse to follow any such direction that conflicts with law or the indentures, is unduly prejudicial to the rights of other holders of the debt securities, or would involve the trustee in personal liability. In addition, prior to acting at the direction of holders, the trustee will be entitled to be indemnified by those holders against any loss and expenses caused thereby.

The indentures require us to file each year with the trustee a written statement as to our compliance with the covenants contained in the applicable indenture.

Modification and Waiver

Each indenture may be amended or supplemented if the holders of a majority in principal amount of the outstanding debt securities of each series issued under that indenture that are affected by the amendment or supplement consent to it. Without the consent of the holder of each debt security issued under the indenture and affected, however, no modification to that indenture may:

•	reduce the amount of debt securities whose holders must consent to an amendment, supplement or waiver;

•	reduce the rate of or change the time for payment of interest on the debt security; reduce the principal of, any premium on or any mandatory sinking bond payment with respect to, or change the stated

maturity of, the debt security, or reduce the amount of the principal of an original issue discount security that would be due and payable upon a declaration of acceleration of the maturity of such debt security; reduce any premium payable on the redemption of the debt security or change the time at which the debt security may or must be redeemed;

•	change any obligation to pay additional amounts on the debt security;

•	make payments on the debt security payable in currency other than as originally stated in the debt security;

•	impair the holder’s right to institute suit for the enforcement of any payment on the debt security;

•

make any change in the percentage of principal amount of debt securities necessary to waive compliance with certain provisions of the indenture or to make any change in the provision related to modification;

•	with respect to the subordinated indenture, modify the provisions relating to the subordination of any subordinated debt security in a manner adverse to the holder of that security; or

•	waive a continuing default or event of default regarding any payment on the debt securities.

Each indenture may be amended or supplemented or any provision of that indenture may be waived without the consent of any holders of debt securities issued under that indenture in certain circumstances, including:

•	to cure any ambiguity, omission, defect or inconsistency;

•

to provide for the assumption of our obligations under the indenture by a successor upon any merger or consolidation or asset sale, lease, conveyance, transfer or other disposition of all or substantially all of our assets, in each case as permitted under the indenture;

•	to provide for uncertificated debt securities in addition to or in place of certificated debt securities or to provide for bearer debt securities;

•	to provide any security for, any guarantees of or any additional obligors on any series of debt securities;

•	to comply with any requirement to effect or maintain the qualification of that indenture under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”);

•	to add covenants that would benefit the holders of any debt securities or to surrender any rights we have under the indenture;

•	to add events of default with respect to any debt securities;

•

to make any change that does not adversely affect any outstanding debt securities of any series issued under that indenture in any material respect; provided, that any change made solely to conform the provisions of the indenture to a description of debt securities in a prospectus supplement will not be deemed to adversely affect any outstanding debt securities of that series issued in any material respect; and

•

to supplement the provisions of an indenture to permit or facilitate defeasance or discharge of securities that does not adversely affect any outstanding debt securities of any series issued under that indenture in any material respect.

The holders of a majority in principal amount of the outstanding debt securities of any series may waive any existing or past default or event of default with respect to those debt securities. Those holders may not, however, waive any default or event of default in any payment on any debt security or compliance with a provision that cannot be amended or supplemented without the consent of each holder affected.

Defeasance

When we use the term defeasance, we mean discharge from some or all of our obligations under an indenture. If any combination of funds or government securities are deposited with the trustee under an indenture sufficient to make payments on the debt securities of a series issued under that indenture on the dates those payments are due and payable, then, at our option, either of the following will occur:

•	we and any Subsidiary Guarantors will be discharged from our obligations with respect to the debt securities of that series (“legal defeasance”); or

•

we and any Subsidiary Guarantors will no longer have any obligation to comply with the consolidation, merger and sale of assets covenant and other specified covenants relating to the debt securities of that series, and the related events of default will no longer apply (“covenant defeasance”).

If a series of debt securities is defeased, the holders of the debt securities of the series affected will not be entitled to the benefits of the applicable indenture, except for obligations to register the transfer or exchange of debt securities, replace stolen, lost or mutilated debt securities or maintain paying agencies and hold moneys for payment in trust. In the case of covenant defeasance, our obligation to pay principal, premium and interest on the debt securities and, if applicable, a Subsidiary Guarantor’s guarantee of the payments, will also survive.

Unless we inform you otherwise in the prospectus supplement, we will be required to deliver to the trustee an opinion of counsel that the deposit and related defeasance would not cause the holders of the debt securities to recognize income, gain or loss for U.S. federal income tax purposes. If we elect legal defeasance, that opinion of counsel must be based upon a ruling from the U.S. Internal Revenue Service or a change in law to that effect.

Governing Law

New York law will govern the indentures, the debt securities and the guarantees.

Trustee

Wells Fargo Bank, National Association, acts as trustee under the senior indenture. Unless we inform you otherwise in a prospectus supplement, Wells Fargo Bank, National Association, will act as trustee with respect to the senior debt securities described in such prospectus supplement. We will name the trustee under a subordinated indenture in the prospectus supplement.

If an event of default occurs under an indenture and is continuing, the trustee under that indenture will be required to use the degree of care and skill of a prudent person in the conduct of that person’s own affairs. The trustee will become obligated to exercise any of its powers under that indenture at the request of any of the holders of any debt securities issued under that indenture only after those holders have offered the trustee indemnity satisfactory to it.

Each indenture contains limitations on the right of the trustee, if it becomes our creditor or, if applicable, a creditor of any Subsidiary Guarantor, to obtain payment of claims or to realize on certain property received for any such claim, as security or otherwise. The trustee is permitted to engage in other transactions with us or, if applicable, any Subsidiary Guarantor. If, however, it acquires any conflicting interest, it must eliminate that conflict or resign within 90 days after ascertaining that it has a conflicting interest and after the occurrence of a default under the applicable indenture, unless the default has been cured, waived or otherwise eliminated within the 90-day period.

Form, Exchange, Registration and Transfer

The debt securities will be issued in registered form, without interest coupons. There will be no service charge for any registration of transfer or exchange of the debt securities. However, payment of any transfer tax or similar governmental charge payable for that registration may be required.

Debt securities of any series will be exchangeable for other debt securities of the same series, the same total principal amount and the same terms but in different authorized denominations in accordance with the applicable indenture. Holders may present debt securities for registration of transfer at the office of the security registrar or any transfer agent we designate. The security registrar or transfer agent will effect the transfer or exchange if its requirements and the requirements of the applicable indenture are met.

The trustee will be appointed as security registrar for the debt securities. If a prospectus supplement refers to any transfer agents we initially designate, we may at any time rescind that designation or approve a change in the location through which any transfer agent acts. We are required to maintain an office or agency for transfers and exchanges in each place of payment. We may at any time designate additional transfer agents for any series of debt securities.

In the case of any redemption, we will not be required to register the transfer or exchange of:

•

any debt security during a period beginning 15 business days prior to the mailing of any notice of redemption or mandatory offer to repurchase and ending at the close of business on the day of mailing of such notice; or

•	any debt security that has been called for redemption in whole or in part, except the unredeemed portion of any debt security being redeemed in part.

Payment and Paying Agent

Unless we inform you otherwise in the prospectus supplement, payments on the debt securities will be made in U.S. dollars at the office of the trustee and any paying agent. At our option, however, payments may be made by wire transfer for global debt securities or by check mailed to the address of the person entitled to the payment as it appears in the security register. Unless we inform you otherwise in the prospectus supplement, interest payments will be made to the person in whose name the debt security is registered at the close of business on the record date for the interest payment.

Unless we inform you otherwise in the prospectus supplement, the trustee under the applicable indenture will be designated as the paying agent for payments on debt securities issued under that indenture. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts.

If the principal of or any premium or interest on debt securities of a series is payable on a day that is not a business day, the payment will be made on the next succeeding business day as if made on the date that the payment was due and no interest will accrue on that payment for the period from and after the due date to the date of that payment on the next succeeding business date. For these purposes, unless we inform you otherwise in the prospectus supplement, a “business day” is any day that is not a Saturday, a Sunday or a day on which banking institutions in any of New York, New York or Houston, Texas or a place of payment on the debt securities of that series is authorized or obligated by law, regulation or executive order to remain closed.

Subject to the requirements of any applicable abandoned property laws, the trustee and paying agent will pay to us upon written request any money held by them for payments on the debt securities that remains unclaimed for two years after the date upon which that payment has become due. After payment to us, holders entitled to the money must look to us for payment. In that case, all liability of the trustee or paying agent with respect to that money will cease.

Notices

Any notice required by the indentures to be provided to holders of the debt securities will be given by mail to the registered holders at the addresses as they appear in the security register.

Replacement of Debt Securities

We will replace any debt securities that become mutilated, destroyed, stolen or lost at the expense of the holder upon delivery to the trustee of the mutilated debt securities or evidence of the loss, theft or destruction satisfactory to us and the trustee. In the case of a lost, stolen or destroyed debt security, indemnity satisfactory to the trustee and us may be required at the expense of the holder of the debt securities before a replacement debt security will be issued.

Book-Entry Debt Securities

The debt securities of a series may be issued in the form of one or more global debt securities that would be deposited with a depositary or its nominee identified in the prospectus supplement. Global debt securities may be issued in either temporary or permanent form. We will describe in the prospectus supplement the terms of any depositary arrangement and the rights and limitations of owners of beneficial interests in any global debt security.

Provisions Applicable Solely to Subordinated Debt Securities

Subordination

Under the subordinated indenture, payment of the principal of and any premium and interest on the subordinated debt securities will generally be subordinated and junior in right of payment to the prior payment in full of all Senior Debt, as defined below. Unless we inform you otherwise in the prospectus supplement, we may not make any payment of principal of, or any premium or interest on, the subordinated debt securities if we fail to pay the principal, interest, premium or any other amounts on any Senior Debt when due.

The subordination does not affect our obligation, which is absolute and unconditional, to pay, when due, the principal of and any premium and interest on the subordinated debt securities. In addition, the subordination does not prevent the occurrence of any default under the subordinated indenture.

The subordinated indenture does not limit the amount of Senior Debt that we may incur. As a result of the subordination of the subordinated debt securities, if we become insolvent, holders of subordinated debt securities may receive less on a proportionate basis than other creditors.

Unless we inform you otherwise in the prospectus supplement, “Senior Debt” will mean all debt, including guarantees, of ours, unless the debt states that it is not senior to the subordinated debt securities or our other junior debt. Senior Debt with respect to a series of subordinated debt securities could include other series of debt securities issued under a subordinated indenture.

Description of Guarantees of Debt Securities

Certain of our subsidiaries may issue guarantees of debt securities and other securities. The applicable prospectus supplement will describe the terms of any guarantees. The guarantees will be issued pursuant to documents to be issued by us. You should read the particular terms of the documents, which will be described in more detail in the applicable prospectus supplement.

The Subsidiary Guarantors may fully and unconditionally guarantee on an unsecured basis the full and prompt payment of the principal of and any premium and interest on the debt securities issued by us when and as the payment becomes due and payable, whether at maturity or otherwise. The guarantee provides that in the event of a default in the payment of principal of or any premium or interest on a debt security, the holder of that debt security may institute legal proceedings directly against the applicable Subsidiary Guarantor to enforce the guarantee without first proceeding against us. If senior debt securities are so guaranteed, the guarantee will rank equally with all of the Subsidiary Guarantor’s other unsecured and unsubordinated debt from time to time outstanding and senior to any subordinated debt of the Subsidiary Guarantor. If subordinated debt securities are so guaranteed, the guarantee will be subordinated to all of the Subsidiary Guarantor’s other unsecured and unsubordinated debt from time to time outstanding.

The obligations of any Subsidiary Guarantor under the guarantee will be limited to the maximum amount that will not result in the obligations of the Subsidiary Guarantor under the guarantee constituting a fraudulent conveyance or fraudulent transfer under federal or state law, after giving effect to any other contingent and fixed liabilities of the Subsidiary Guarantor.

The guarantee may be released under certain circumstances. If we exercise our legal or covenant defeasance option with respect to debt securities of a particular series as described above in “—Provisions Applicable to Each Indenture—Defeasance,” then any Subsidiary Guarantor will be released with respect to that series. Further, if no default has occurred and is continuing under the indentures, and to the extent not otherwise prohibited by the indentures, any Subsidiary Guarantor will be unconditionally released and discharged from the guarantee:

•	automatically upon any sale, exchange or transfer, whether by way of merger or otherwise, to any person that is not our affiliate, of all of our equity interests in the Subsidiary Guarantor;

•	automatically upon the merger of the Subsidiary Guarantor into us or any other Subsidiary Guarantor or the liquidation and dissolution of the Subsidiary Guarantor; or

•

following delivery of a written notice by us to the trustee, upon the release of all guarantees by the Subsidiary Guarantor of any debt of ours for borrowed money, except for any series of debt securities.

Description of Capital Stock

The description of our capital stock contained herein is a summary and is not intended to be complete. For a complete description of our capital stock, please read our amended and restated articles of incorporation, as amended, and our amended and restated bylaws, as amended, which have been filed with the SEC.

General

Our authorized capital stock consists of (1) 180,000,000 shares of common stock, par value $0.01 per share, and (2) 10,000,000 shares of preferred stock, par value $0.01 per share. As of September 30, 2017, 81,454,621 shares of our common stock and 250,000 shares of preferred stock were outstanding. The only issued and outstanding series of our preferred stock is our Redeemable Preferred Stock, as discussed below.

Common Stock

The holders of our common stock are entitled to one vote per share on all matters on which such shareholders are permitted to vote. The holders of our common stock have no preemptive rights to purchase or subscribe for our securities, and our common stock is not convertible or subject to redemption by us.

Subject to the rights of the holders of any class of our capital stock having any preference or priority over our common stock, the holders of our common stock are entitled to dividends in such amounts as may be declared by our board of directors from time to time out of funds legally available for such payments and, if we are liquidated, dissolved or wound up, to a ratable share of any distribution to shareholders, after satisfaction of all our liabilities and the prior rights of any outstanding class of our preferred stock.

Wells Fargo Shareholder Services is the registrar and transfer agent for our common stock. Our common stock is listed on the NASDAQ Global Select Market under the symbol “CRZO.”

Preferred Stock

Our board of directors has the authority, without shareholder approval, to issue shares of preferred stock in one or more series, and to fix the number of shares and terms of each such series. We have no present plan to issue shares of preferred stock.

The prospectus supplement relating to any series of preferred stock we are offering will include specific terms relating to the offering and the name of any transfer agent for that series. We will file the form of the preferred stock with the SEC before we issue any of it, and you should read it for provisions that may be important to you. The prospectus supplement will include some or all of the following terms:

•	the title of the preferred stock;

•	the maximum number of shares of the series;

•	the dividend rate or the method of calculating the dividend, the date from which dividends will accrue and whether dividends will be cumulative;

•	any liquidation preference;

•	any optional redemption provisions;

•	any sinking fund or other provisions that would obligate us to redeem or purchase the preferred stock;

•	any terms for the conversion or exchange of the preferred stock for other securities of ours or any other entity;

•	any voting rights; and

•	any other preferences and relative, participating, optional or other special rights or any qualifications, limitations or restrictions on the rights of the shares.

The issuance of shares of preferred stock could adversely affect the voting power of holders of our common stock, discourage an unsolicited acquisition proposal or make it more difficult for a third party to gain control of the Company. For instance, the issuance of a series of preferred stock might impede a business combination by including class voting rights that would enable the holder to block such a transaction or facilitate a business combination by including voting rights that would provide a required percentage vote of the shareholders. Although our board of directors is required to make any determination to issue preferred stock based on its judgment as to the best interests of our shareholders, the board could act in a manner that would discourage an acquisition attempt or other transaction that some of the shareholders might believe to be in their best interests or in which shareholders might receive a premium for their stock over the then market price of the stock. Our board of directors does not presently intend to seek shareholder approval prior to any issuance of currently authorized stock unless otherwise required by law or the rules of the NASDAQ Stock Market. We do expect, as contemplated by the Redeemable Preferred Stock Purchase Agreement (as defined below), to seek shareholder approval for 2,750,000 shares of common stock to be issued in respect of the warrants issued to certain funds managed or sub-advised by GSO Capital Partners LP and its affiliates (collectively, the “GSO Funds”) and for shares of common stock to be issued in respect of the Redeemable Preferred Stock without any restriction that might otherwise be imposed under applicable rules of the NASDAQ Stock Market.

On June 28, 2017, we entered into the preferred stock purchase agreement (the “Redeemable Preferred Stock Purchase Agreement”) with the GSO Funds under which we issued to the GSO Funds, on August 10, 2017, (i) 250,000 shares of the Redeemable Preferred Stock and (ii) warrants for 2,750,000 shares of common stock. Under the terms of the Redeemable Preferred Stock, so long as the GSO Funds and their affiliates beneficially own more than 50% of the outstanding Redeemable Preferred Stock, the consent of a designated representative of the preferred stock (the “Holder Representative”) will be necessary for effecting, subject to certain exceptions, any declaration or payment of dividends or distributions on, or redemptions or repurchases of, parity stock, common stock or any other shares of junior stock in excess of $15,000,000 per year (“Prohibited Distributions”) that would cause us to exceed a specified leverage ratio. Additionally, our ability to declare or pay Prohibited Distributions will require the approval of the Holder Representative in the event that we do not (i) pay in full all accrued and unpaid dividends on the Redeemable Preferred Stock within three months of the applicable dividend payment date, (ii) timely redeem the Redeemable Preferred Stock in full following the exercise of the optional redemption right of the holders of the Preferred Stock or (iii) timely redeem the Redeemable Preferred Stock in full if required upon certain changes of control. The Redeemable Preferred Stock ranks senior to the common stock with respect to the payment of dividends and distribution of assets upon liquidation, dissolution and winding-up.

Special Meetings

Our articles of incorporation provide that special meetings of our shareholders may be called only by the chairman of our board of directors, our president, a majority of our board of directors or by shareholders holding not less than 50% of our outstanding voting stock.

Voting

Our common stock does not have cumulative voting rights. Accordingly, holders of a majority of the total votes entitled to vote in an election of directors will be able to elect all of the directors, subject to any voting rights of a specific class or series of stock.

Our articles of incorporation or Texas law requires the affirmative vote of holders of:

•

66 2/3% of the outstanding shares entitled to vote on the matter to approve mergers, consolidations, share exchanges, liquidations, terminations or dispositions of all or substantially all of our assets to the extent, for each of the foregoing transactions, that a shareholder vote is required under Texas law; and

•	a majority of the outstanding shares entitled to vote on the matter to approve any amendment to our articles of incorporation for which a shareholder vote is required.

The foregoing vote requirements are subject to the rights any class or series may have to separately vote on such matters as a class or series.

Our bylaws provide that shareholders who wish to nominate directors or to bring business before a shareholders’ meeting must notify us and provide pertinent information at least 80 days before the meeting date, or within 10 days after public announcement pursuant to our bylaws of the meeting date, if the meeting date has not been publicly announced at least 90 days in advance.

Our articles of incorporation and bylaws provide that no director may be removed from office except for cause and upon the affirmative vote of the holders of a majority of the votes entitled to be cast in the election of our directors. The following events constitute “cause”:

•	the director has been convicted, or is granted immunity to testify where another has been convicted, of a felony;

•

the director has been found by a court or by the affirmative vote of a majority of the total number of authorized directors (whether or not any vacancies exist) to be grossly negligent or guilty of willful misconduct in the performance of duties to us;

•	the director is adjudicated mentally incompetent; or

•

the director has been found by a court or by the affirmative vote of a majority of the total number of authorized directors (whether or not any vacancies exist) to have breached his duty of loyalty to us or our shareholders or to have engaged in a transaction with us from which the director derived an improper personal benefit.

Texas Anti-Takeover Law

We are subject to Subchapter M (the “Business Combination Law”) of Chapter 21 of the Texas Business Organizations Code. In general, the Business Combination Law prevents an “affiliated shareholder” or its affiliates or associates from entering into or engaging in a “business combination” with an “issuing public corporation” during the three-year period immediately following the affiliated shareholder’s acquisition of shares unless:

•

before the date the person became an affiliated shareholder, the board of directors of the issuing public corporation approved the business combination or the acquisition of shares made by the affiliated shareholder; or

•

not less than six months after the date the person became an affiliated shareholder, the business combination is approved by the affirmative vote of holders of at least two-thirds of the issuing public corporation’s outstanding voting shares not beneficially owned by the affiliated shareholder or its affiliates or associates.

For the purposes of the Business Combination Law, an “affiliated shareholder” is defined generally as a person who is or was within the preceding three-year period the beneficial owner of 20% or more of a corporation’s outstanding voting shares. A “business combination” is defined generally to include:

•	mergers or share exchanges;

•

dispositions of assets having an aggregate value equal to 10% or more of the market value of the assets or of the outstanding common stock representing 10% or more of the earning power or net income of the corporation;

•	certain issuances or transactions by the corporation that would increase the affiliated shareholder’s number of shares of the corporation;

•	certain liquidations or dissolutions; and

•	the receipt of tax, guarantee, loan or other financial benefits by an affiliated shareholder of the corporation.

An “issuing public corporation” is defined generally as a Texas corporation with 100 or more shareholders, any voting shares registered under the Exchange Act, or any voting shares qualified for trading in a national market system.

The Business Combination Law does not apply to a business combination of an issuing public corporation that elects not to be governed thereby through either its original articles of incorporation or bylaws or by an amendment thereof. Our articles of incorporation and bylaws do not so provide, nor do we currently intend to make any such amendments.

The Business Combination Law may deter any potential unfriendly offers or other efforts to obtain control of us that are not approved by our board. This may deprive our shareholders of opportunities to sell shares of our common stock at a premium to the prevailing market price.

In discharging the duties of a director under Texas law, a director, in considering the best interests of the Company, may consider the long-term as well as the short-term interests of the Company and our shareholders, including the possibility that those interests may be best served by our continued independence.

Limitation of Director Liability and Indemnification Arrangements

Our articles of incorporation contain a provision that limits the liability of our directors as permitted by the Texas Business Organizations Code. The provision eliminates the personal liability of a director to us and our shareholders for monetary damages for an act or omission in the director’s capacity as a director. The provision does not change the liability of a director for breach of his duty of loyalty to us or to our shareholders, for an act or omission not in good faith that constitutes a breach of duty of that director to the Company or an act or omission that involves intentional misconduct or a knowing violation of law, for an act or omission for which the liability of a director is expressly provided for by an applicable statute, or in respect of any transaction from which a director received an improper personal benefit. Pursuant to our articles of incorporation, the liability of directors will be further limited or eliminated without action by shareholders if Texas law is amended to further limit or eliminate the personal liability of directors.

Our bylaws provide for the indemnification of our officers and directors, and the advancement to them of expenses in connection with proceedings and claims, to the fullest extent permitted by the Texas Business Organizations Code. We have also entered into indemnification agreements with each of our directors and some of our officers that contractually provide for indemnification and expense advancement and include related provisions meant to facilitate the indemnitee’s receipt of such benefits. In addition, we have purchased directors’ and officers’ liability insurance policies for our directors and officers in the future. Our bylaws and these agreements with directors and officers provide for indemnification for amounts:

•	in respect of the deductibles for these insurance policies;

•	that exceed the liability limits of our insurance policies; and

•

that are available, were available or become available to us or are generally available to companies comparable to us but which our officers or directors determine is inadvisable for us to purchase, given the cost.

Such indemnification may be made even though our directors and officers would not otherwise be entitled to indemnification under other provisions of our bylaws or these agreements.

Description of Warrants

We may issue warrants to purchase debt securities, common stock, preferred stock, depositary shares or share purchase contracts of the Company or any other entity or any combination of the foregoing. We may issue warrants independently or together with other securities. Warrants sold with other securities may be attached to or separate from the other securities. We will issue warrants under one or more warrant agreements between us and a warrant agent that we will name in the prospectus supplement.

As of September 30, 2017, we had warrants outstanding to purchase 2,750,000 shares of our common stock subject to certain adjustments, exercisable only on a net share settlement basis.

The prospectus supplement relating to any warrants we are offering will include specific terms relating to the offering. We will file the form of any warrant agreement with the SEC, and you should read the warrant agreement for provisions that may be important to you. The prospectus supplement will include some or all of the following terms:

•	the title of the warrants;

•	the aggregate number of warrants offered;

•

the designation, number and terms of the debt securities, common stock, preferred stock, rights or other securities purchasable upon exercise of the warrants, and procedures by which the number of securities purchasable may be adjusted;

•	the exercise price of the warrants;

•	the dates or periods during which the warrants are exercisable;

•	the designation and terms of any securities with which the warrants are issued;

•	if the warrants are issued as a unit with another security, the date, if any, on and after which the warrants and the other security will be separately transferable;

•	if the exercise price is not payable in U.S. dollars, the foreign currency, currency unit or composite currency in which the exercise price is denominated;

•	any minimum or maximum amount of warrants that may be exercised at any one time; and

•	any terms, procedures and limitations relating to the transferability, exchange or exercise of the warrants.

Description of Depositary Shares

Shares of preferred stock may be offered either separately or represented by depositary shares. We may also, at our option, elect to offer fractional shares of preferred stock. If we exercise this option, we will issue receipts for depositary shares, each of which will represent a fraction of a share of a particular series of preferred stock, to be described in an applicable prospectus supplement.

The shares represented by depositary shares will be deposited under a deposit agreement between us and a bank or trust company selected by us and having its principal office in the United States and having a combined capital and surplus of at least $50,000,000. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable share or fraction thereof represented by the depositary share, to all of the rights and preferences, if any, of the share represented thereby, including any dividend, voting, redemption, conversion and liquidation rights. The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement.

The particular terms of the depositary shares offered by any prospectus supplement will be described in the prospectus supplement, which will also include a discussion of certain U.S. federal income tax consequences.

We will include a copy of the form of deposit agreement, including the form of depositary receipt, and any other instrument establishing the terms of any depositary shares we offer as exhibits to a filing we will make with the SEC in connection with that offering. See “Where You Can Find More Information.”

Description of Share Purchase Contracts

We may issue share purchase contracts representing contracts obligating holders, subject to the terms of such share purchase contracts, to purchase from us, and us to sell to the holders, a specified or varying number of our common stock, preferred stock or other securities described in this prospectus at a future date or dates. Alternatively, the share purchase contracts may, subject to the terms of such share purchase contracts, obligate us to purchase from holders, and obligate holders to sell to us, a specified or varying number of common stock, preferred stock or other securities described in this prospectus. The price per unit of our common stock, preferred stock or other securities described in this prospectus and number of units may be fixed at the time the share purchase contracts are entered into or may be determined by reference to a specific formula set forth in the share purchase contracts.

The applicable prospectus supplement will describe the terms of any share purchase contract. The share purchase contracts will be issued pursuant to documents to be issued by us. You should read the particular terms of the documents, which will be described in more detail in the applicable prospectus supplement.

We will include a copy of the form of share purchase contract and any other instrument establishing the terms of any share purchase contracts we offer as exhibits to a filing we will make with the SEC in connection with that offering.

Description of Units

We may issue units of securities consisting of one or more of the following securities: common stock, preferred stock, debt securities, guarantees, warrants, depositary shares, share purchase contracts or any combination thereof. We may evidence each series of units issued by unit certificates that we will issue under a separate agreement. We may enter into unit agreements with a unit agent. Each unit agent will be a bank or trust company that we select. You should read the particular terms of these documents, which will be described in more detail in the applicable prospectus supplement.

If we offer any units, certain terms of that series of units will be described in the applicable prospectus supplement, including, without limitation, the following, as applicable:

•	the title of the series of units;

•	identification and description of the separate constituent securities comprising the units;

•	the price or prices at which the units will be issued;

•	the date, if any, on and after which the constituent securities comprising the units will be separately transferable;

•	if appropriate, a discussion of material U.S. federal income tax considerations; and

•	any other terms of the units and their constituent securities.

Selling Shareholders

We may register shares of common stock covered by this prospectus for re-offers and resales by selling shareholders to be named in a prospectus supplement. We may register these shares to permit selling shareholders to resell their shares when they deem appropriate. A selling shareholder may resell all, a portion or none of such shareholder’s shares at any time and from time to time. Selling shareholders may also sell, transfer or otherwise dispose of some or all of their shares of our common stock in transactions exempt from the registration requirements of the Securities Act. We do not know when or in what amounts the selling shareholders may offer shares for sale under this prospectus and any prospectus supplement. We will not receive any proceeds from any sale of shares by a selling shareholder under this prospectus and any prospectus supplement. We may pay some or all expenses incurred with respect to the registration of the shares of common stock owned by the selling shareholders, other than underwriting fees, discounts or commissions, which will be borne by the selling shareholders. We will provide you with a prospectus supplement naming the selling shareholder(s), the amount of shares to be registered and sold and any other terms of the shares of common stock being sold by the selling shareholder(s).

Plan of Distribution

We and the selling shareholders may sell the securities on a delayed or continuous basis in and outside the United States through underwriters or dealers, directly to purchasers, through agents or through a combination of these methods. The prospectus supplement for each offering that will set forth the terms of the offering and the method of distribution and will include the following information, to the extent applicable to the offering covered by the prospectus supplement:

•	the terms of the offering;

•	the names of any underwriters or agents, and the respective amounts of securities underwritten or purchased by each of them;

•	the name or names of any managing underwriter or underwriters;

•	the name or names of any selling shareholder(s);

•	the net proceeds to us or the selling shareholders from the sale of the securities;

•	any over-allotment options under which underwriters may purchase additional securities from us;

•	any delayed delivery arrangements;

•	any underwriting discounts, commissions and other items constituting underwriters’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any commissions paid to agents.

Sale Through Underwriters or Dealers

If we or the selling shareholders use underwriters in the sale of securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

Underwriters may sell our common stock under this prospectus by any method permitted by law deemed to be an “at the market” offering as defined in Rule 415 under the Securities Act, which includes sales made directly on the Nasdaq Global Select Market, on any other existing trading market for our common stock or to or through a market maker, or in privately negotiated transactions. Unless we inform you otherwise in the prospectus supplement, the sales agent with respect to any such at-the-market offering will make all sales using commercially reasonable efforts consistent with its normal trading and sales practices, on mutually agreeable terms between the sales agent and us.

During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if such offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, these activities may be discontinued at any time.

If we or the selling shareholders use dealers in the sale of securities, we or the selling shareholders will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. The dealers participating in any sale of the securities may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.

Direct Sales and Sales Through Agents

We or the selling shareholders may sell the securities directly. In that event, no underwriters or agents would be involved. We or the selling shareholders may also sell the securities through agents we designate from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the offered securities, and we will describe any commissions or fees payable by us or the selling shareholders to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We or the selling shareholders may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. We or the selling shareholders will describe the terms of any such sales in the prospectus supplement.

Delayed Delivery Contracts

If we so indicate in the prospectus supplement, we or the selling shareholders may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

Remarketing

We may offer and sell any of the securities in connection with a remarketing upon their purchase, in accordance with a redemption or repayment by their terms or otherwise, by one or more remarketing firms acting as principals for their own accounts or as our agents. We will identify any remarketing firm, the terms of any remarketing agreement and the compensation to be paid to the remarketing firm in the prospectus supplement. Remarketing firms may be deemed underwriters under the Securities Act.

Derivative Transactions

We or the selling shareholders may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third parties may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock.

We, the selling shareholders or one of our affiliates may loan or pledge securities to a financial institution or other third party that in turn may sell the securities using this prospectus. Such financial institution or third party may transfer its short position to investors in our securities or in connection with a simultaneous offering of other securities offered by this prospectus or otherwise.

The third parties in any of the sale transactions described above will be underwriters and will be identified in the applicable prospectus supplement or in a post-effective amendment to the registration statement of which this prospectus forms a part.

General Information

In connection with the sale of the securities, underwriters, dealers or agents may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from securities purchasers for whom they may act as agent. Underwriters may sell the securities to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agent.

We or the selling shareholders may have agreements with the agents, dealers and underwriters to indemnify them against civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments that the agents, dealers or underwriters may be required to make. Agents, dealers and underwriters, or their affiliates or associates, may engage in transactions with us or the selling shareholders or perform services for us or the selling shareholders in the ordinary course of their businesses.

The securities may or may not be listed on a national securities exchange. We may elect to list any series of offered securities on an exchange, but we are not obligated to do so. It is possible that one or more underwriters may make a market in a series of offered securities. However, they will not be obligated to do so and may discontinue market making at any time without notice. We cannot assure you as to the liquidity of, or the trading market for, the securities.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. The place and time of delivery for the securities in respect of which this prospectus is delivered are set forth in the accompanying prospectus supplement.

We cannot assure you that the selling shareholders will sell all or any part of the securities to be listed under “Selling Shareholders” in the applicable prospectus supplement.

Legal Matters

The validity of the offered securities and other matters in connection with any offering of the securities will be passed upon for us by Baker Botts L.L.P., Houston, Texas, our outside counsel. Any underwriters will be advised about legal matters relating to any offering by their own legal counsel, which will be named in the prospectus supplement.

Experts

The consolidated financial statements of Carrizo Oil & Gas, Inc. and its subsidiaries as of December 31, 2016 and 2015, and for each of years in the three-year period ended December 31, 2016, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2016 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2016 financial statements refers to a change in method of accounting for deferred tax assets and liabilities.

The combined statement of revenues and direct operating expenses of oil and gas property interests acquired by the Company from ExL Petroleum Management, LLC and ExL Petroleum Operating Inc. for the year ended December 31, 2016, included in Exhibit 99.2 of the Company’s Current Report on Form 8-K filed on June 28, 2017, have been incorporated by reference herein in reliance upon the report of Johnson, Miller & Co., CPA’s PC, independent public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The letter report of Ryder Scott Company, L.P., independent consulting petroleum engineers, and information with respect to our oil and gas reserves derived from such report, has been incorporated by reference into this prospectus upon the authority of such firm as experts with respect to such matters covered in such report and in giving such report.

Where You Can Find More Information

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy this registration statement and any other documents we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available to the public at the SEC’s Internet site at http://www.sec.gov and our website at http://www.carrizo.com. In addition, copies of these reports, proxy statements and other information concerning us can also be inspected at the offices of the NASDAQ Stock Market LLC, which are located at 1735 K Street N.W., Washington, D.C. 20006. Information on our website or any other website is not incorporated by reference in this prospectus and does not constitute part of this prospectus.

This prospectus is part of a registration statement and, as permitted by SEC rules, does not contain all of the information included in the registration statement. Whenever a reference is made in this prospectus or any prospectus supplement to any of our contracts or other documents, the reference may not be complete and, for a copy of the contract or document, you should refer to the exhibits that are part of or incorporated by reference into the registration statement.

The SEC allows us to “incorporate by reference” into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to the documents containing such information. Information incorporated by reference is considered to be part of this prospectus. Any statement contained in this prospectus or a document incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, any prospectus supplement or any other document subsequently filed with the SEC that is incorporated by reference in this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. You should not assume that the information in this prospectus is current as of any date other than the date on the front page of this prospectus.

We incorporate by reference the documents listed below and future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the effectiveness of this registration statement and until the termination of offerings under this prospectus, in each case excluding any information “furnished” but not “filed,” unless we specifically provide that such “furnished” information is to be incorporated by reference:

•	our annual report on Form 10-K for the year ended December 31, 2016;

•	our quarterly reports on Form 10-Q for the periods ended March 31, 2017 and June 30, 2017;

•

our current reports on Form 8-K filed on May 16, 2017, June 28, 2017, July 3, 2017, July 14, 2017, July 24, 2017, August 11, 2017 and October 25, 2017 (excluding any information furnished pursuant to Item 2.02 or Item 7.01 of any such current report on Form 8-K); and

•	the description of our capital stock in Exhibit 99.1 to our current report on Form 8-K filed on December 9, 2010, as we may update that description from time to time.

We will provide a copy of any and all of the information that is incorporated by reference in this prospectus to any person, including a beneficial owner, to whom a prospectus is delivered, without charge, upon written or oral request. You may obtain a copy of these filings by writing or telephoning:

Carrizo Oil & Gas, Inc.

Attention: Investor Relations

500 Dallas Street, Suite 2300

Houston, Texas 77002

(713) 328-1000

Citigroup

Goldman Sachs & Co. LLC